                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                          DELAWARE OTSEGO CORPORATION
                                       AT
                              $22.00 NET PER SHARE
                                       BY
                              DOCP ACQUISITION LLC
                      A NEW YORK LIMITED LIABILITY COMPANY

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 19, 1997, UNLESS THE OFFER IS EXTENDED.

     THE OFFER (AS DEFINED HEREIN) IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.125 PER SHARE (THE "SHARES"), OF DELAWARE OTSEGO CORPORATION (THE "COMPANY") WHICH, TOGETHER WITH THE SHARES OWNED BY MR. RICH (AS HEREINAFTER DEFINED), PURCHASER (AS DEFINED HEREIN) OR ANY SUBSIDIARY OF PURCHASER OR TO BE CONTRIBUTED TO PURCHASER PURSUANT TO BINDING AGREEMENTS (WHICH PURCHASER, IN ITS REASONABLE JUDGMENT, BELIEVES WILL BE PERFORMED), REPRESENTS, ON A FULLY DILUTED BASIS, AT LEAST
66 2/3% OF THE OUTSTANDING
SHARES.
                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY, ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, BY THE VOTE OF ALL DIRECTORS PRESENT WITH ONE ABSTENTION, (A) HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY (OTHER THAN CSX CORPORATION AND WALTER RICH), (B) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RECOMMENDS ACCEPTANCE OF THE OFFER BY SHAREHOLDERS OF THE COMPANY.
                            ------------------------

                                   IMPORTANT

     Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (a) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth therein, have such shareholder's signature thereon guaranteed if required by Instruction 1 thereto, mail or deliver the Letter of Transmittal (or such facsimile thereof) and any other required documents to Citibank, N.A., who is acting as depositary in connection with the Offer ("the Depositary"), and either deliver the Share Certificates (as defined herein) to the Depositary along with the Letter of Transmittal (or a facsimile thereof) or deliver such Shares pursuant to the procedure for book-entry transfer set forth in "THE TENDER OFFER -- Procedures for Accepting the Offer and Tendering Shares" or (b) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares.

     Any shareholder who desires to tender Shares and whose Share Certificates are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in "THE TENDER OFFER -- Procedures for Accepting the Offer and Tendering Shares".

     Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other related materials may be directed to MacKenzie Partners, Inc., who is acting as information agent in connection with the Offer (the "Information Agent"), at its address and telephone number set forth on the back cover of this Offer to Purchase.

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE
    ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                    The Information Agent for the Offer is:

                        [MacKenzie Partners, Inc. Logo]

                                August 22, 1997

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
INTRODUCTION..........................................................................      1

SPECIAL FACTORS.......................................................................      3
    1. Background of the Offer and the Merger.........................................      3
    2. Recommendation of the Special Committee and the Company Board; Fairness of the
       Offer and the Merger...........................................................      3
    3. Opinion of Financial Advisor to the Company....................................      3
    4. Position of Purchaser, CSX, NSC and Mr. Rich Regarding Fairness of the Offer
       and the Merger.................................................................      3
    5. Purpose and Effects of the Offer and the Merger; Reasons for the Offer and the
       Merger.........................................................................      3
    6. Plans for the Company after the Offer and the Merger...........................      4
    7. Rights of Shareholders in the Merger...........................................      4
    8. Interests of Certain Persons in the Offer and the Merger.......................      6
    9. The Merger Agreement and Related Agreements....................................      8
   10. Certain U.S. Federal Income Tax Consequences...................................     18
   11. Certain Litigation Relating to the Offer and the Merger........................     19

THE TENDER OFFER......................................................................     20
    1. Terms of the Offer; Expiration Date............................................     20
    2. Acceptance for Payment and Payment for Shares..................................     22
    3. Procedures for Accepting the Offer and Tendering Shares........................     23
    4. Withdrawal Rights..............................................................     25
    5. Price Range of Shares..........................................................     25
    6. Effect of the Offer on the Market for the Shares; Exchange Listing and Exchange
       Act Registration...............................................................     26
    7. Certain Information Concerning the Company.....................................     22
    8. Certain Information Concerning Purchaser, CSX, NSC and Mr. Rich................     24
    9. Source and Amount of Funds.....................................................     34
   10. Purpose of the Offer and the Merger; Plans for the Company.....................     34
   11. Dividends and Distributions....................................................     35
   12. Certain Conditions of the Offer................................................     35
   13. Certain Legal Matters; Regulatory Approvals....................................     36
   14. Fees and Expenses..............................................................     38
   15. Miscellaneous..................................................................     39

SCHEDULE I  DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER, CSX AND NSC

SCHEDULE II  DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

SCHEDULE III TEXT OF SECTIONS 910 AND 623 OF THE STATE OF NEW YORK BUSINESS
             CORPORATION LAW

ANNEX A      OPINION OF SMITH BARNEY INC.

To the Holders of Shares of Common Stock of Delaware Otsego Corporation:

                                  INTRODUCTION

     DOCP Acquisition LLC, a New York limited liability company ("Purchaser") formed by CSX Corporation, a Virginia corporation ("CSX"), Norfolk Southern Corporation, a Virginia corporation ("NSC"), and Walter G. Rich ("Mr. Rich"), hereby offers to purchase all outstanding shares of common stock, par value $0.125 per share (the "Shares"), of Delaware Otsego Corporation, a New York corporation (the "Company"), other than Shares owned beneficially by or of record by the Company, Purchaser, CSX, NSC, Mr. Rich or any of their respective subsidiaries, at a price of $22.00 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions, or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of Citibank, N.A., who is acting as depositary in connection with the Offer (the "Depositary"), and MacKenzie Partners, Inc., who is serving as information agent in connection with the Offer (the "Information Agent"), incurred in connection with the Offer. See "THE TENDER OFFER -- Fees and Expenses".

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD"), ACTING ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), BY THE UNANIMOUS VOTE OF ALL DIRECTORS PRESENT WITH ONE ABSTENSION, (A) HAS DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE SHAREHOLDERS OF THE COMPANY (OTHER THAN CSX AND MR. RICH), (B) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (C) RECOMMENDS ACCEPTANCE OF THE OFFER BY SHAREHOLDERS OF THE COMPANY.

     The Company's financial advisor, Smith Barney Inc. ("Smith Barney"), has delivered to the Company Board a written opinion, dated August 17, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $22.00 per Share cash consideration to be received by the holders of Shares (other than CSX, NSC, Mr. Rich and their respective affiliates) in the Offer and the Merger was fair from a financial point of view to such holders. A copy of the opinion of Smith Barney is set forth in Annex A hereto and is contained in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the United States Securities and Exchange Commission (the "Commission") in connection with the Offer (together with any exhibits, annexes, amendments or supplements thereto, the "Schedule 14D-9"), which is being mailed to Company shareholders herewith and should be read carefully in its entirety. The opinion of Smith Barney is directed to the Company Board and relates only to the fairness of the cash consideration to be received in the Offer and the Merger by holders of Shares (other than CSX, NSC, Mr. Rich and their respective affiliates) from a financial point of view, does not address any other aspect of the Offer or the Merger or related transactions, and is not intended to constitute, and does not constitute, a recommendation to any shareholder as to whether such shareholder should tender Shares in the Offer. See "SPECIAL FACTORS -- Opinion of Financial Advisor to the Company".

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH, TOGETHER WITH SHARES OWNED BY MR. RICH, PURCHASER OR ANY SUBSIDIARY OF PURCHASER OR TO BE CONTRIBUTED TO PURCHASER PURSUANT TO BINDING AGREEMENTS (WHICH PURCHASER, IN ITS REASONABLE JUDGMENT, BELIEVES WILL BE PERFORMED), REPRESENTS, ON A FULLY DILUTED BASIS, AT LEAST 66 2/3% OF THE OUTSTANDING SHARES (THE "MINIMUM CONDITION"). SEE "THE TENDER OFFER -- CERTAIN CONDITIONS OF THE OFFER", WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER.

     The Company has advised Purchaser that, as of August 17, 1997, there were 1,893,219 Shares issued and outstanding, approximately 1,504 record holders of Shares and 168,251 Shares subject to employee stock options (the "Options"). As of August 21, 1997, CSX (through its wholly owned subsidiary, CSX Transportation, Inc. ("CSXT")) beneficially owned 110,250 Shares representing approximately 5.8% of the Shares outstanding as of such date, and Mr. Rich owned 255,313 Shares and Options to acquire 8,698 Shares, collectively representing approximately 14.5% of the Shares outstanding as of such date. In connection with the transactions contemplated by the Merger Agreement, all of the Shares owned by CSX and a portion of the Shares and Options owned by Mr. Rich having an aggregate value of approximately $3,013,247 will be contributed to Purchaser prior to the consummation of the Offer; and, in the event that a meeting of the Company's shareholders is called to consider the approval and adoption of the Merger and the Merger Agreement, all Shares contributed or owned by CSX or Mr. Rich will be voted in favor of such matters. The Company has advised Purchaser that, as of August 17, 1997, 66,150 shares were issuable upon exercise of all outstanding warrants (as defined herein) and 355,159 Shares were issuable upon conversion of all Convertible Notes (as defined herein). Based upon the foregoing information, the Minimum Condition would be satisfied if 1,289,623 Shares were validly tendered.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 17, 1997, by and among CSX, NSC, Mr. Rich and the Company (the "Merger Agreement"). The Merger Agreement provides that, among other things, as promptly as practicable after the satisfaction of the other conditions set forth in the Merger Agreement, and in accordance with the relevant provisions of the New York Business Corporation Law (the "NYBCL"), a corporate subsidiary of Purchaser to be organized by Purchaser prior to the Merger ("Buyer") will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be a wholly owned subsidiary of Purchaser. At the Effective Time, (as defined herein) each Share outstanding immediately prior thereto (other than Shares held by the Company or its subsidiary or by Purchaser or its subsidiary, and other than Shares held by shareholders who shall have demanded and perfected appraisal rights under the NYBCL) will be canceled and converted into the right to receive the Offer Price. The Merger Agreement is more fully described in "SPECIAL FACTORS -- The Merger Agreement and Related Agreements".

     Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger and the Merger Agreement by the affirmative vote of the holders of 66 2/3% of the outstanding Shares, if required. In the event required, the Company has agreed to call a meeting of shareholders to consider such matters. If the Minimum Condition is satisfied and such a meeting is called, Purchaser will own a sufficient number of Shares to approve and adopt the Merger and the Merger Agreement without requiring the vote or proxy of any other shareholder. See "SPECIAL FACTORS -- Purpose and Effects of the Offer and the Merger; Reasons for the Offer and the Merger". In addition, under the NYBCL, if Purchaser acquires (pursuant to the Offer, the contributions of Mr. Rich and CSX to Purchaser or otherwise) at least 90% of then outstanding Shares, Purchaser will be able to approve and adopt the Merger and the Merger Agreement without calling a meeting of the Company's shareholders and without the approval of any shareholders other than Purchaser. Therefore, in accordance with the NYBCL, in the event that Purchaser acquires at least 90% of then outstanding Shares pursuant to the Offer, the contributions of Mr. Rich and CSX to Purchaser or otherwise, all necessary and appropriate action will be taken to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of shareholders. If, however, Purchaser does not acquire at least 90% of then outstanding Shares pursuant to the Offer, the contributions of Mr. Rich and CSX to Purchaser or otherwise, and a meeting and the approval of the Company's shareholders is required under the NYBCL, as described above, a longer period of time will be required to effect the Merger. Under the Merger Agreement, even if the Minimum Condition is satisfied, if at any scheduled expiration date of the Offer all conditions to the Offer shall have been satisfied but less than a number of Shares that, together with the number of Shares to be contributed by CSX and Mr. Rich to Purchaser, represents less than 90% of the outstanding Shares, on a fully-diluted basis, shall have been tendered into the Offer, Purchaser shall be entitled to extend the Offer from time to time without the consent

\of the Company (for not more than 10 business days (as defined herein)) in order to permit Purchaser to solicit additional Shares to be tendered into the Offer. See "SPECIAL FACTORS -- Purpose and Effects of the Offer and the Merger; Reasons for the Offer and the Merger".

     No appraisal rights are available in connection with the Offer, but may be available in connection with the Merger. See "SPECIAL FACTORS -- Rights of Shareholders in the Merger."

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

1. BACKGROUND OF THE OFFER AND THE MERGER.
PURCHASE ALL OUTSTANDING SHARES TENDERED PRIOR TO THE EXPIRATION OF THE OFFER IF THE CONDITIONS TO THE OFFER HAVE BEEN SATISFIED (OR WAIVED).

     Background of the Offer: The Company 10-K states: The Company operates a 500-mile regional railroad in New York, New Jersey and Pennsylvania, of which 200 miles consist of trackage rights over the lines of other railroads, including Conrail. The Company's rail lines have been integrated into a coordinated rail system which connects upstate New York with the northern New Jersey-New York City metropolitan area and provides rail service via two Class I carriers, through its connections with Conrail and the CP Rail System ("CP"). Additionally, pursuant to a Haulage Agreement with CP, the Company has direct access with the NSC rail system and other carriers in Buffalo, New York.

     The Company relies on, and its ability to compete is dependent upon, its rail connections with Conrail for a substantial portion of its rail traffic. This business mainly relates to freight traffic to the northern New Jersey and New York City metropolitan area. Revenue derived by the Company from CSX and NSC relating to freight traffic to the northern New Jersey-New York City metropolitan area amounted to (i) $9,800,000 and $7,700,000, respectively, in 1994, (ii) $17,200,000 and $7,500,000, respectively, in 1995, (iii)$15,800,000 and $6,300,000, respectively, in 1996, and (iv) $7,530,000 and $3,070,000, respectively, in the six months ended June 30, 1997. For 1994, 1995, 1996 and the six months ended June 30, 1997, the Company derived approximately 39%, 49%, 49% and 49% of its operating revenue from traffic hauled for a CSX subsidiary, and approximately 31%, 21%, 16% and 20% of its operating revenue from intermodal traffic hauled in conjunction with NSC over Conrail rail lines.

     On October 15, 1996, CSX and Conrail announced plans to merge. Thereafter, NSC announced a competing tender offer to acquire ownership of Conrail. During February and March, 1997, as a result of public statements by governmental officials and others, it became apparent that the likely resolution of the competing offers to acquire Conrail would be a roughly equal division of Conrail between CSX and NSC.

     On March 12, 1997, members of the Company Board and management interviewed several investment banking firms. Thereafter in March 1997, the Company Board retained Smith Barney Inc. ("Smith Barney") to advise and represent the Company in a possible sale or other transaction. During the course of the next several months approximately 14 parties that were considered to have potential interest in a transaction with the Company were contacted. Of those 14 parties, six signed confidentiality agreements and received non-public information pertaining to the Company. Of the six, possible interest in a transaction with the Company as an entirety was expressed only by CSX and NSC jointly, and by one other party (the "Strategic Investor"). Additional confidential information regarding the Company's assets and operations was thereafter provided to CSX and NSC and to the Strategic Investor upon their request.

     Given the market performance of the Shares prior to March 1997, and based upon conversations with representatives of CSX, NSC and the Strategic Investor, the Company's management believed that the prospective purchasers considered the current market price of the Shares to be overvalued. In an effort to persuade them to consider a range of values, the Company's management prepared a "the Company Asset Valuation Package" as a negotiating tool. The valuation was based on data available to the Company's management, such as the purchase price of recently acquired land, the actual cost of improvements, and on the experience of the Company's management in disposing of rail lines which no longer operate. However, such analysis contained no adjustment for or consideration of (i) the income tax consequences of a sale of the Company's assets, (ii) the value that the Company could receive for its facilities from parties other than another railroad, (iii) the costs that the Company would incur in disposing of its assets, (iv) the expense, or likelihood of, obtaining regulatory approval to sell its railroad assets, (v) the amount of time that a disposition of assets would likely take, or (vi) the relatively few number of prospective buyers which had been identified.

     In preparing the Company Asset Valuation Package, the Company's management set values for those of its rail unloading facilities that it believed could be of use to CSX or NSC based on the cost of property in the region and the actual cost of improvements located on those lands, without regard for depreciation. Certain contractual rights, including the existing revenues the Company receives from allowing public utilities and others to use its properties, were valued based on a capitalization of income. Using the Company Asset Valuation Package, the Company's management proposed that the underlying asset value of the Company was approximately $108 million after payment of debt.

     On May 5, 1997, during a regularly scheduled meeting, the Executive Committee of the Company Board (the "Executive Committee") consisting of Messrs. Rich, Charles S. Brenner ("Brenner"), Niles F. Curtis ("Curtis"), Everett A. Gilmour ("Gilmour") and Robert L. Marcalus (Chairman of the Executive Committee) ("Marcalus"), reviewed the status of the discussions with CSX and NSC and with the Strategic Investor.

     On May 6, 1997, representatives of the Company's management and representives of Smith Barney met with representatives of CSX and NSC to discuss CSX's and NSC's joint interest in a transaction with the Company.

     On May 9, 1997, Mr. Aftoora, a director of the Company and an officer of CSX Transportation, Inc., a CSX subsidiary, requested and was granted a leave of absence from the Company Board as described above in Item 3 under the caption "Interests of Certain Persons in the Merger."

     On May 14, 1997, representatives of the Company and representatives of Smith Barney met with representatives of the Strategic Investor to discuss the Strategic Investor's interest in the Company.

     Representatives of the Company and Smith Barney again met with representatives of CSX and NSC on May 21, 1997 and met with representatives of the Strategic Investor on May 22, 1997 to review and discuss the possible acquisition of the Company by such parties.

     On June 4, 1997, Messrs. Rich and C. David Soule, Executive Vice President of the Company, met with John W. Snow, Chairman and CEO of CSX, and David R. Goode, Chairman and CEO of NSC, to discuss the potential of a transaction involving the three companies.

     On June 7, 1997, at a regularly scheduled meeting, the Executive Committee reviewed the status (summarized above) of the discussions with CSX and NSC and the Strategic Investor.

     On June 26, 1997, at a regularly scheduled meeting of the Executive Committee, Mr. Rich reported that the Strategic Investor was continuing to move forward with its due diligence. Mr. Rich also reported that CSX and NSC had concluded that they did not wish to control the Company. Instead, they had proposed in general terms a transaction in which one or more members of the Company's management, including Mr. Rich, would buy, with financing provided by CSX and NSC, the publicly-held Shares for a price of at or near "market."

     On July 1, 1997, representatives of the Company met with representatives of CSX and NSC, the legal advisor to CSX, and Mr. Rich. CSX and NSC presented the general structure of a proposed purchase by Mr. Rich (and possibly other members of management of the Company) of the outstanding publicly-held Shares with financing to be provided by CSX and NSC. The potential conflict of interest that this created was discussed and it was determined that Mr. Rich would be kept apart from the other representatives of the Company in all matters regarding the proposed transaction.

     In May and July 1997, indications of interest were received from two parties with respect to the purchase of TPW. Both of these indications were predicated upon the purchase of all of the outstanding shares of TPW, the majority of which shares are not owned by the Company. As a result, the indications did not become the subject of subsequent negotiations.

     On July 10, 1997, at the request of the Strategic Investor, Messrs. Rich and Soule met with officers of the Strategic Investor to discuss the potential for and the structure of a possible transaction.

     On July 14, 1997, at a regularly scheduled meeting of the Executive Committee, Mr. Rich disclosed that he anticipated that an offer from CSX and NSC and himself would be received by the Company Board within several days. It was determined that Mr. Rich would excuse himself from any Company Board or Executive Committee meeting which considered any offer for an acquisition transaction involving the Company.

     During the early summer of 1997, the Company Board determined that it would be in the best interest of the Company's shareholders if a firm offer from one of the prospective purchasers could be obtained in early August 1997 so that the Company Board would have sufficient time to assess the offer or offers with its advisors and determine whether to accept such offer or offers prior to August 22, 1997. This was the final date established by the STB for it to receive notices of intent to file comments, objections or claims in the course of its review of the application of CSX and NSC to acquire and control Conrail. Based on the advice of counsel, the Company Board determined that the Company should be prepared to seek Inclusion or other conditions from the STB in the Conrail proceeding in order to protect itself from the competitive effects of the CSX and NSC acquisition of Conrail. The Company Board, having determined that a consensual transaction would likely be more favorable to shareholders, instructed Smith Barney and the Company's management to notify the prospective purchasers that they should submit their offers, if any, promptly.

     On August 4, 1997, representatives of the Strategic Investor toured the Company's properties and facilities in New Jersey. On August 5 and 6, 1997, representatives of the Strategic Investor met with Messrs. Soule and Fenno to conduct due diligence regarding the values and ownership of the Company's real property.

     On August 5, 1997 representatives of J.P. Morgan Securities Inc. ("Morgan"), which has an ongoing role serving generally as financial advisor to NSC on various matters, participated in a telephonic meeting of the Executive Committee of the NSC Board of Directors. At such meeting such representatives discussed with the Executive Committee in general terms the financial implications of the proposed transaction to NSC. Morgan was not specifically retained by NSC with respect to the Offer or the Merger.

     During the evening of Friday, August 8, 1997, CSX, NSC and Mr. Rich delivered a written offer to the Company Board to begin negotiations with respect to an acquisition of the Company, including a non-binding term sheet describing the potential structure for such a transaction involving the acquisition of all of the outstanding Shares at a price of $19.00 per Share. A copy of the Purchaser's letter dated August 8, 1997 (the "Proposal Letter") is filed as Exhibit (c)(7) to this Schedule 14D-9. The Proposal Letter provided that the offer contained therein would expire if the Proposal Letter were not executed by the Company prior to 5:00 p.m. on August 10. It also provided for exclusive negotiations between the parties until August 22, 1997, and for certain expense reimbursements. Later that evening, a confidential letter was sent to Mr. Gilmour, Chairman of the Company Board, by the Strategic Investor outlining the basis upon which it might pursue the acquisition of the Company. The letter indicated that an offer would be subject to the satisfactory completion of its due diligence investigation and would be subject to various material conditions, including the receipt of certain regulatory approvals and the approval of the Board of Directors of the Strategic Investor. The letter indicated that the Strategic Investor would consider a bid consisting of both an initial payment at a price slightly lower than the offer made by CSX, NSC and Mr. Rich, and a contingent payment equal to 75% of the initial payment based on certain other conditions being fulfilled within one year of the transaction. Both payments would consist of cash and stock components having an equal value. Also in its letter, the Strategic Investor stated its belief that the retention of the Company's senior management, particularly Mr. Rich, would be important to a successful acquisition, and its intention that Mr. Rich would remain as CEO of NYS&W.

     On Saturday, August 9, 1997, a Special Meeting of the Company Board was convened to review the sale process with the Company's legal and financial advisors. Present at such meeting were Mr. Blatter, Senior Vice President and Chief Financial Officer of the Company, Mr. Fenno, Vice President-Law, General Counsel and Secretary of the Company, the legal advisor to Mr. Rich and various legal advisors to the Company. Mr. Rich and his legal advisor presented the offer that was delivered to the Company Board the prior evening. Mr. Rich and his legal advisor were then excused from the meeting. Representatives of Smith Barney then reviewed with the Company Board the trading history of the Shares during the period from August 8, 1996 through August 7, 1997, and provided the Company Board with certain financial data relating to comparable companies and to comparable transactions in the railroad industry. A summary description of those parties which had expressed an interest in acquiring the Company, including two parties that expressed an interest in acquiring TP&W, was also provided. The Company Board also reviewed the Strategic Investor's letter of August 8, 1997, which was addressed to Mr. Gilmour.

     A representative from Carter, Ledyard & Milburn, the Company's corporate and securities counsel, then advised the members of the Company Board on their fiduciary responsibilities and other legal issues arising from the receipt of the offer on August 8, 1997 from CSX, NSC and Mr. Rich. Representatives from Gollatz, Griffin & Ewing, P.C., the Company's railroad regulatory counsel, discussed the regulatory conditions relating to the Strategic Investor's preliminary proposal, the likelihood and timing of the resolution of those conditions, the alternative actions available to the Company of requesting Inclusion in the pending application of CSX and NSC to acquire Conrail and the existing schedule that would affect the filings that the Company may consider making in the STB's Conrail proceeding.

     The Company Board then appointed a Special Committee consisting of Messrs. Marcalus (Chairman), Brenner, Curtis and Gilmour for the purpose of conducting further discussions with CSX, NSC and Mr. Rich on the one hand, and the Strategic Investor, on the other hand, and for evaluating proposals received from, and conducting further discussions with, such parties. The Company Board authorized the Special Committee to retain financial and legal advisors at the Company's expense.

     On Sunday, August 10, 1997, the Company Board (without Mr. Rich) met by telephone conference. Also in attendance were its financial and legal advisors and Mr. Fenno. The Company Board determined not to approve the Proposal Letter (which requested exclusivity) in order to continue discussions with the Strategic Investor aimed at reducing the contingency of its interest, as well as with any other interested parties which might contact the Company in light of the public disclosure of the Proposal Letter, and directed its financial advisors to continue to negotiate both with CSX, NSC, and Mr. Rich and with the Strategic Investor. The Proposal Letter was publicly disclosed on Monday, August 11, 1997.

     Also on that date, the Company Board (without Mr. Rich) met by telephone conference call with its financial and legal advisors in attendance. Also in attendance was Mr. Fenno. Representatives of Smith Barney informed the Company Board that representatives of the Strategic Investor had informed Smith Barney that certain of the regulatory conditions included in the Strategic Investor's letter of August 8, 1997, could be removed, but that management of the Strategic Investor did not yet have board authority to present a firm offer. Representatives from Smith Barney also reported on several phone conversations with representatives of the Strategic Investor wherein such representatives informed Smith Barney that the initial payment to the Company's shareholders might be structured so as not to contain the conditions contained in the Strategic Investor's August 8 letter. The Company Board expressed concern about the contingent nature of the Strategic Investor's proposal. Smith Barney was directed to continue to work with the Strategic Investor to attempt to obtain a firm offer, and to negotiate a higher price with CSX, NSC and Mr. Rich.

     On Tuesday, August 12, 1997, the Special Committee met by conference call with its financial and legal advisors. Also in attendance were Messrs. Fenno and Soule. A representative of Smith Barney reported that representatives of the Strategic Investor had informed Smith Barney that a revised letter from the Strategic Investor would be submitted later that day, and that counsel for the Strategic Investor had been instructed to provide a draft of its legal documentation to the Company's legal advisor for review. The Company's financial and legal advisors both reported that they had requested a higher offer in discussions with representatives of CSX, NSC and Mr. Rich, but that such an offer had not been made. The Special Committee determined to receive and review the legal documentation expected from the Strategic Investor prior to taking further action and instructed their advisors to do so.

     Also on August 12, the legal advisors to CSX, NSC and Mr. Rich submitted a proposed merger agreement to the Company's legal advisor. Later that day, the Strategic Investor delivered a second confidential letter to Mr. Gilmour that provided additional information with respect to the basis upon which it would be prepared to pursue discussions relating to the acquisition of the Company. The confidential letter, while it contained a slightly improved initial payment, continued to indicate that any offer would be subject to several material conditions and to the approval of the Strategic Investor's Board of Directors. The letter further indicated that management of the Strategic Investor could not assure Mr. Gilmour that its Board of Directors would necessarily follow its recommendation.

     On Wednesday, August 13, 1997, the Company Board (without Mr. Rich) met by conference call with its financial and legal advisors in attendance. Also in attendance was Mr. Fenno. The Company's legal advisor and Mr. Fenno reported that they had received and were reviewing the legal documents submitted by CSX, NSC and Mr. Rich. A representative of Smith Barney reviewed with the Company Board the August 12, 1997 letter of the Strategic Investor and indicated that such letter addressed some but not all of the contingencies previously raised with representatives of the Strategic Investor. The Company Board was informed that representatives of the Strategic Investor had stated that the Strategic Investor could not provide a definitive offer at that time, since it had not completed its due diligence investigation. A representative of the Company's legal advisor discussed the tax implications of the structure of the transaction contained in the August 12, 1997 letter, particularly with respect to the current taxability of the proposed contingent payment portion of the consideration to be paid to the Company's shareholders. Smith Barney reported that discussions with the Strategic Investor were continuing and that they had informed the representatives of the Strategic Investor of the importance of obtaining an unconditional and firm offer in light of the relative firmness of the offer by CSX, NSC and Mr. Rich and the impending deadline of the Conrail transaction. The Company Board was informed that a draft merger agreement from counsel for the Strategic Investor was expected on the following day and that a meeting would take place the following day to discuss the proposed agreement and the status of the discussions between the parties.

     On Thursday, August 14, 1997, the Company's legal advisor and Mr. Fenno met with the Strategic Investor's counsel to discuss the draft legal documents that had been submitted. It was determined that it was premature to discuss the legal documents in depth since the Strategic Investor had not completed its due diligence investigation. Mr. Fenno continued to assist the representatives of the Strategic Investor with their due diligence, particularly relating to identification and ownership of real property. Representatives of Smith Barney continued to have conversations with representatives of the Strategic Investor regarding the unresolved conditions to their proposal.

     Later in the afternoon of August 14, 1997, the Company Board (without Mr.
Rich) met by conference call with its financial and legal advisors. The Company's legal advisor noted that a class action suit had been commenced against the Company, each of the members of the Company Board, CSX, NSC and Mr. Rich. the Company's legal advisor also reported on the meeting that had taken place earlier that afternoon with counsel for the Strategic Investor, noting that the Strategic Investor's proposal provided for a two-step merger that would require the vote of shareholders and the issuance to the Strategic Investor of an option to purchase an undetermined number of Shares at an undetermined price to discourage other proposals, and that the proposed agreement would limit the Company Board's ability to consider any competing "Superior Offer" that may be submitted and to terminate the proposed merger agreement. A representative of Smith Barney reported that representatives of the Strategic Investor had informed Smith Barney that they would not have the authority to submit a firm proposal that week. Representatives of Smith Barney also reported that they had continued to request that CSX, NSC and Mr. Rich increase the price they would offer for each Share, but no increase had yet been made.

     On Friday, August 15, 1997, Mr. Fenno continued to provide the representatives of the Strategic Investor with assistance in their due diligence investigation. The Special Committee held several conference calls during the course of the day with the Company's financial and legal advisors and Messrs. Soule and Fenno to discuss the status of discussions with the Strategic Investor and with CSX, NSC and Mr. Rich. Representatives of Smith Barney reported that they had continued to request a higher per Share proposal from CSX, NSC and Mr. Rich but that they had not received a response to such request. The Company's legal counsel and Mr. Fenno reported on the terms of the proposed merger agreement that was presented on behalf of CSX, NSC and Mr. Rich. The Special Committee directed Smith Barney to continue to negotiate for a higher price from CSX, NSC and Mr. Rich and to be prepared to move quickly to finalize the process since it was unclear as to when or if a firm offer would be forthcoming from the Strategic Investor.

     On Saturday, August 16, 1997, the Special Committee met by conference call with the Company's financial and legal advisors. Also present were Messrs. Soule and Fenno. A representative of Smith Barney reported that CSX, NSC and Mr. Rich had not raised their proposed offer although they did indicate a willingness to consider a higher price. Mr. Fenno and the Company's legal advisor discussed certain issues relating to the break-up fee requested by CSX, NSC and Mr. Rich in the letter of August 8, 1997. A representative of Smith Barney indicated that representatives of the Strategic Investor had informed Smith Barney that it was unlikely that the Strategic Investor would present a firm offer that week, if at all. The Special Committee expressed concern over the length of time that the offer by CSX, NSC and Mr. Rich had been outstanding and the possibility that it could be withdrawn. The Special Committee directed Smith Barney to continue to negotiate for a higher price with CSX, NSC and Mr. Rich and to inform them that the Company Board would convene a special meeting on Sunday night, August 17, 1997. The Special Committee instructed its legal advisor and Mr. Fenno to attempt to resolve any legal issues with the legal advisors for CSX, NSC and Mr. Rich.

     Later in the afternoon of Saturday, August 16, 1997, the Company's legal advisor met with the legal advisors to CSX and NSC. Mr. Fenno participated by telephone. During the course of the meeting, the Company's legal advisor and Mr. Fenno discussed and negotiated certain issues relating to the proposed merger agreement with CSX's and NSC's legal advisors and also informed them that the Special Committee requested a reduction in the termination fee from the $5,000,000 figure then proposed and the deletion of certain of the conditions to the closing of the merger. The advisor to CSX, NSC and Mr. Rich were also informed that the Special Committee did not believe it was appropriate for Mr. Rich to receive any portion of the termination fee if paid. Later that afternoon, the legal advisors to CSX and NSC advised the Company's legal advisor that their clients had agreed to all of the changes requested by the Special Committee, including the agreement among CSX, NSC and Mr. Rich that Mr. Rich would not participate in the termination fee if paid, other than a request for the deletion of one of the conditions to the closing of the tender offer, which condition would continue to be discussed.

     During the morning and afternoon of Sunday, August 17, 1997, telephone discussions continued between the Company's financial and legal advisors and representatives of CSX, NSC and Mr. Rich with respect to the remaining contractual issue and the price of the offer. At approximately 8:00 p.m., Eastern time on Sunday, August 17, 1997, the Company's legal advisor was informed that the outstanding issue had been resolved and that the condition to the closing had been modified as had been requested.

     At approximately 8:30 p.m. on Sunday, August 17, 1997, a meeting of the Company Board was convened. All of the directors of the Company were present except for Mr. Rich and Messrs. Gerald D. Groff, Richard Nasti and Harvey J. Polly, each of whom had previously indicated that they would be unable to attend. Also present at the meeting were Mr. Fenno, Vice President - Law, Secretary and General Counsel of the Company, Mr. Blatter, Senior Vice President and Chief Financial Officer of the Company, representatives of Smith Barney and the Company's legal advisor.

     Representatives of Smith Barney described the negotiations among the Special Committee and its advisors and representatives of CSX, NSC and Mr. Rich, on the one hand, and the representatives of the Strategic Investor, on the other hand. A representative of Smith Barney indicated that CSX, NSC and Mr. Rich had agreed to increase their proposal to $22.00 per Share and had informed Smith Barney that CSX, NSC and Mr. Rich were unwilling to increase their offer beyond that price. Smith Barney then reviewed with the Company Board the sale process and the proposals received by interested parties, and made a financial presentation to the Company Board with respect to the proposed Offer from CSX, NSC and Mr. Rich. Smith

Barney noted that based on the Company's lack of profitability in recent years, the Company was not directly comparable to other companies with respect to certain financial analyses. Smith Barney then rendered to the Company Board an oral opinion (subsequently confirmed by delivery of a written opinion dated August 17, 1997) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $22.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than CSX, NSC, Mr. Rich and their respective affiliates) was fair, from a financial point of view, to such holders.

     The Company's legal advisor then reviewed at length the activities of the Special Committee and its advisors since August 9, 1997, and described in detail the terms of the Merger Agreement and certain other legal matters, including the ability to terminate the Merger Agreement, under certain circumstances, in the event of a superior proposal.

     The members of the Company Board then expressed their views with respect to the proposed Merger and the Special Committee and its advisors then responded to a series of questions. It was the consensus of the members of the Company Board that extensive work had been done by the Special Committee with the assistance of the Company's financial and legal advisors, and that based on the presentations at the meeting, it would not be possible to obtain a better price from CSX, NSC and Mr. Rich or from any other potential buyer in the near term. Each of the members of the Special Committee expressed a similar view. The members of the Special Committee stated that they unanimously concluded that the transactions proposed by CSX, NSC and Mr. Rich were in the best interests of the Company and its shareholders.

     After further extensive discussion and deliberation, including consideration of the factors noted below under "-- Reasons for the Recommendation," the Company Board approved the Merger Agreement and the transactions contemplated thereby. A motion to recommend approval of the Merger Agreement and the transactions contemplated thereby to the shareholders of the Company was made, seconded and unanimously carried by a vote of all those directors present and voting. Mr. Common expressed concurrence with the Company Board's action but abstained from voting on the motion due to his employment with Morgan.

2. RECOMMENDATION OF THE SPECIAL COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER.

     The Company Board has, by the vote of all directors present with one abstention (David B. Common), determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the holders of Shares, (other than CSX and Mr. Rich), has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and recommends that the Company shareholders accept the Offer and tender their Shares. David B. Common, the Company director and Vice President of JP Morgan & Co., Inc. ("Morgan"), did not vote on the proposals respecting the Merger Agreement and the transactions contemplated thereby, because of his affiliation with Morgan, which has acted from time to time as NSC's financial adviser. Mr. Rich was not present at the meeting at which the vote on the Merger and the Merger Agreement was taken. As set forth in the Merger Agreement, subject to the terms and conditions thereof, Purchaser will purchase all outstanding Shares tendered prior to the expiration of the Offer if the conditions to the Offer have been satisfied (or waived).

     Reasons for the Recommendation. As described above, the decision of the Special Committee of the Company Board to approve, and recommend adoption and approval by the Company shareholders of, the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger, followed extensive discussions of the Special Committee, including those with its financial and legal advisors. Such decisions were based on deliberations which included a detailed review of the Company's business, results of operations and prospects, including the likelihood of effecting an alternative transaction, the ranges of values to the Company shareholders that might be achievable in an alternative transaction and the financial and other terms of the Merger. In connection with its approval and recommendation set forth above, the Company Board considered a number of factors, including, but not limited to, the following:

          (i) historical information concerning the Company's business prospects, financial performance and condition, operations, management and competitive position;

          (ii) the financial condition, results of operations, business and strategic objectives of the Company, the risks involved in achieving those objectives, and the Company's capability in reaching those objectives;

          (iii) the performance of the Company on a historical basis and the prospects and risks of the Company going forward as a public company in light of the Conrail acquisition;

          (iv) the impact on the Company's business prospects, operations and financial condition, as well as on its customers and employees, of the proposed Offer and Merger;

          (v) current financial market conditions, historical market prices and trading information with respect to the common stock of the Company;

          (vi) a review of the possible alternatives to the Offer and the Merger (including the possibility of continuing to operate the Company as a public company), the range of possible benefits and risks to the Company's shareholders of such alternatives and the timing and the likelihood of actually accomplishing any of such alternatives;

          (vii) the uncertainty of whether the Company would be successful in seeking Inclusion before the STB in its review of the acquisition of Conrail by CSX and NSC, and the uncertainty of the value which might result from any such Inclusion;

          (viii) the consideration to be received by the Company shareholders in the Offer and the Merger and a comparison of merger and acquisition transactions deemed to be comparable to the Offer and the Merger or otherwise relevant to the deliberations of the Company Board;

          (ix) the terms of the Merger Agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations;

          (x) the potential for other third parties, particularly other railroads, to acquire the Company;

          (xi) the opinion of Smith Barney dated August 17, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the $22.00 per Share cash consideration to be received by holders of Shares (other than CSX, NSC, Mr. Rich and their respective affiliates) in the Offer and the Merger was fair, from a financial point of view, to such holders. The full text of Smith Barney's written opinion dated August 17, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Smith Barney, is attached hereto as Annex A and is incorporated herein by reference. Smith Barney's opinion is directed to the Company Board and relates only to the fairness, from a financial point of view, of the cash consideration to be received in the Offer and the Merger by holders of Shares (other than CSX, NSC, Mr. Rich and their respective affiliates), and is not intended to constitute, and does not constitute, a recommendation as to whether any shareholder should tender Shares pursuant to the Offer. HOLDERS OF SHARES ARE URGED TO READ SUCH OPINION CAREFULLY IN ITS ENTIRETY;

          (xii) the fact that pursuant to the Merger Agreement, the Company is not prohibited from furnishing information or data relating to the Company and participating in negotiations with respect to an unsolicited Superior Proposal (as defined in the Merger Agreement) to acquire the Company in certain circumstances, and that the Company may, in certain circumstances, terminate the Merger Agreement and accept any such Superior Proposal subject to the Company's obligation to pay a termination fee as described in the Merger Agreement;

          (xiii) the relationship of the Offer Price to historical market prices of the Shares and to the Company's book value per Share, and the fact that the Offer Price of $22.00 per Share represented a premium of 6% over the sale price of the Shares on July 29, 1997 (the last trading day before the confirmation of discussions with CSX, NSC and Mr.
     Rich), a premium of approximately 18.9% over the average sale price of the Shares on July 15, 1997 (one month preceding confirmation of such discussions), a premium of approximately 31.3% over the average sale price of the Shares on May 15, 1997 (three months preceding confirmation of such discussions), and a premium of approximately 137% over the average sale price of the Shares on February 15, 1997 (six months preceding confirmation of such discussions);

          (xiv) the likelihood that the proposed acquisition would be consummated, including the experience, reputation and financial condition of CSX, NSC and Mr. Rich and the risks to the Company if the acquisition were not consummated; and

          (xv) the availability of appraisal rights in the Merger under the NYBCL.

     In view of the wide variety of factors considered in connection with its evaluation of the Offer and the Merger, the Company Board did not find it practicable, and did not, quantify or otherwise attempt to assign relative weights to the factors it considered.

     IN LIGHT OF ALL THE FACTORS SET FORTH ABOVE, THE COMPANY BOARD HAS DETERMINED, WITH MR. RICH NOT PRESENT AND MR. COMMON ABSTAINING, THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR AND IN THE BEST INTERESTS OF THE HOLDERS OF THE SHARES (OTHER THAN CSX AND MR. RICH), HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES THEREUNDER.

     SIX OF THE EIGHT MEMBERS OF THE BOARD WHO VOTED TO APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND ALL OF THE MEMBERS OF THE SPECIAL COMMITTEE, WERE NOT EMPLOYEES OF THE COMPANY OR ITS SUBSIDIARIES.

ITEM 5.  PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED

     The Company retained Smith Barney as its financial advisor in connection with the Offer and the Merger. Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay Smith Barney for its services in connection with the Offer and the Merger an aggregate financial advisory fee equal to 1.2% of the total consideration (including liabilities assumed), payable in connection with the Offer and the Merger, but not less than $650,000. The Company currently estimates that the Smith Barney fee will be approximately $875,000. The Company has also agreed to reimburse Smith Barney for travel and other out-of-pocket expenses, including reasonable legal fees and expenses, and to indemnify Smith Barney and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of Smith Barney's engagement. In the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of the Company, CSX and NSC for their own account or for the account of customers and, accordingly, may at any time hold a long or short position in such securities.

     The Company has a Consulting Agreement with McKenna Management Corp. ("McKenna") with respect to The Company's operations and profit improvement. Pursuant to the terms of that agreement, if a sale of 40% or more of the Shares or the Company's assets is consummated, McKenna is entitled to receive a commission of 1% of the gross sale price applicable to the Company's shareholders. The Company currently estimates that the McKenna commission will be approximately $550,000.

     Neither the Company nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the shareholders of the Company on its behalf with respect to the Offer, except that such solicitations or recommendations may be made by directors, officers or employees of the Company, for which services no additional compensation will be paid.

3. OPINION OF FINANCIAL ADVISOR TO THE COMPANY.

     Smith Barney was retained by the Company to act as its financial advisor in connection with the proposed Offer and the Merger. In connection with such engagement, the Company requested that Smith Barney evaluate the fairness, from a financial point of view, to the holders of Shares (other than CSX, NSC, Mr. Rich and their respective affiliates) of the consideration to be received by such holders in the Offer and the Merger. On August 17, 1997, at a meeting of the Company Board held to evaluate the proposed Offer and the Merger, Smith Barney delivered to the Company Board an oral opinion (subsequently confirmed by delivery of a written opinion dated August 17, 1997, the date of execution of the Merger Agreement) to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the $22.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than CSX, NSC, Mr. Rich and their respective affiliates) was fair, from a financial point of view, to such holders.

     In arriving at its opinion, Smith Barney reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives of CSX, NSC and Mr. Rich concerning the business, operations and prospects of the Company. Smith Barney examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data for the Company which were provided to or otherwise discussed with Smith Barney by the management of the Company. Smith Barney reviewed the financial terms of the Offer and the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Shares; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. Smith Barney also considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which Smith Barney considered relevant in evaluating the Offer and the Merger, and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered relevant in evaluating those of the Company. In connection with its engagement, Smith Barney was requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of the Company. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as Smith Barney deemed appropriate in arriving at its opinion. Smith Barney noted that its opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Smith Barney as of the date of its opinion.

     In rendering its opinion, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Smith Barney, the management of the Company advised Smith Barney that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did Smith Barney make any physical inspection of the properties or assets of the Company. Although Smith Barney evaluated, from a financial point of view, the cash consideration to be received in the Offer and the Merger by holders of Shares (other than CSX, NSC, Mr. Rich and their respective affiliates), Smith Barney was not asked to and did not recommend the specific consideration payable in the Offer and the Merger, which was determined through negotiation between the Company, CSX, NSC and Mr. Rich. No other limitations were imposed by the Company on Smith Barney with respect to the investigations made or procedures followed by Smith Barney in rendering its opinion.

     THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY, DATED AUGUST 17, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS SET FORTH IN ANNEX A HERETO AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF SHARES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. THE OPINION OF SMITH BARNEY IS DIRECTED TO THE COMPANY BOARD AND RELATES ONLY TO THE FAIRNESS OF THE CASH CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER BY HOLDERS OF SHARES (OTHER THAN CSX, NSC, MR. RICH AND THEIR RESPECTIVE AFFILIATES) FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE OFFER OR THE MERGER OR RELATED TRANSACTIONS, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER SUCH SHAREHOLDER SHOULD TENDER SHARES IN THE OFFER. THE SUMMARY OF THE OPINION
OF SMITH BARNEY SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In preparing its opinion, Smith Barney performed a variety of financial and comparative analyses, including those described below, and provided the Company Board and the Special Committee with a written presentation with respect to such analyses. A copy of Smith Barney's written presentation has been filed as an exhibit to the Schedule 13E-3 and will be available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder of the Company or representatives of such shareholder who has been so designated in writing and may be inspected and copied, and obtained by mail, from the Commission. The summary of such analyses does not purport to be a complete description of Smith Barney's analyses underlying Smith Barney's opinion or presentation to the Company Board and the Special Committee. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Smith Barney believes that its analyses must be considered as a whole, and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Company, industry performance, general business, economic, market and financial conditions, and other matters, many of which are beyond the control of the Company. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Smith Barney's opinion and analyses were only one of many factors considered by the Company Board and the Special Committee in its evaluation of the Offer and the Merger and should not be viewed as determinative of the views of the Company Board, the Special Committee or management of the Company with respect to the proposed Offer or Merger or the cash consideration to be received in the Offer and the Merger by holders of Shares.

          Selected Company Analysis. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of the Company and the following selected publicly traded companies in the railroad industry: Emons Transportation Group, Inc.; Providence & Worcester Railroad Company; RailAmerica, Inc.; and Railtex, Inc. (collectively, the "Selected Companies"). Smith

Barney compared market values as multiples of, among other things, estimated calendar 1997 net income and adjusted market values (equity value, plus total debt, minority interest and preferred stock, less cash and cash equivalents) as multiples of, among other things, latest 12 months revenue, earnings before interest, taxes, depreciation and amortization. All multiples were based on closing stock prices as of August 15, 1997. Given the Company's lack of net income and operating income, net income and operating income multiples for the Selected Companies were not utilized. Applying a range of selected multiples for the Selected Companies of latest 12 months revenue and EBITDA of 2.0x to 2.4x and 8.8x to 10.8x, respectively, to corresponding financial data for the Company resulted in an equity reference range for the Company of approximately $17.27 to $22.50 per Share, as compared to the cash consideration in the Offer and the Merger of $22.00 per Share.

     Selected Merger and Acquisition Transactions Analysis. Using publicly available information, Smith Barney analyzed the purchase price and implied transaction value multiples paid in the following selected transactions in the railroad industry (acquiror/target): NSC and CSX/Conrail Inc.; Union Pacific Corporation/Southern Pacific Rail Corporation; Union Pacific Corporation/Chicago and North Western Transportation Company; Burlington Northern Inc./Santa Fe Pacific Corporation (Rail Operations); Fieldcrest Cannon, Inc./Amoskeag Company; Kansas City Southern Industries, Inc./MidSouth Corporation; Wisconsin Central/Fox River Valley Railroad; CSX/RF&P Corporation (Railroad Operations); Canadian Pacific Limited/Soo Line Corporation; CNW Acquisition Co./CNW Railway; and The Prospect Group, Inc./Illinois Central Transportation Company (collectively, the "Selected Transactions"). Smith Barney compared purchase prices as multiples of, among other things, forward net income and transaction values as multiples of, among other things, latest 12 months revenue, EBITDA and operating income. All multiples for the Selected Transactions were based on information available at the time of announcement of the transaction. Given the Company's lack of net income and operating income, net income and operating income multiples for the Selected Transactions were not utilized. Applying a range of selected multiples for the Selected Transactions of latest 12 months revenue and EBITDA of 1.9x to 2.3x and 8.6x to 10.5x, respectively, to corresponding financial data for the Company resulted in an equity reference range for the Company of approximately $16.35 to $21.37 per Share, as compared to the cash consideration in the Offer and the Merger of $22.00 per Share.

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Merger and Acquisition Transactions Analysis" as a comparison is identical to the Company, the Offer or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions or the business segment, company or transaction to which they are being compared.

     Other Factors and Comparative Analyses. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (a) indications of interest received from, and discussions with, third parties other than CSX, NSC and Mr. Rich; (b) the Company's historical and projected financial results, including, among other things, the uncertainty of the Company's future revenue base; (c) the history of trading prices and volume for the Shares, the low and high trading prices of which were approximately $7.14 per Share and $24.50 per Share, respectively, over the 52-week period preceding August 15, 1997; and (d) the implied premiums payable in the Offer over the closing price of the Shares on July 29, 1997 (the date on which the Company confirmed that it was in merger discussions), and the one-month, three-month and six-month periods preceding August 15, 1997, of approximately 6.0%, 18.9%, 31.3% and 137.0%, respectively.

     Pursuant to the terms of Smith Barney's engagement, the Company has agreed to pay Smith Barney for its services in connection with the Offer and the Merger an aggregate financial advisory fee equal to 1.2% of the total consideration (including liabilities assumed) payable in connection with the Offer and the Merger, but not less than $650,000. The fee payable to Smith Barney is currently estimated to be approximately $875,000. The Company has also agreed to reimburse Smith Barney for travel and other out-of-pocket expenses incurred by Smith Barney in performing its services, including the reasonable fees and expenses of its legal counsel, and to indemnify Smith Barney and related persons against certain liabilities, including liabilities under the United States federal securities laws, arising out of Smith Barney's engagement.

     Smith Barney has advised the Company that, in the ordinary course of business, Smith Barney and its affiliates may actively trade or hold the securities of the Company, CSX and NSC for their own account or for the account of customers, and, accordingly, may at any time hold a long or short position in such securities. In addition, Smith Barney and its affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with the Company, CSX, NSC and their respective affiliates.

     Smith Barney is an internationally recognized investment banking firm and was selected by the Company based on Smith Barney's experience and expertise. Smith Barney regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

4. POSITION OF PURCHASER, CSX, NSC AND MR. RICH REGARDING FAIRNESS OF THE OFFER AND THE MERGER.

     CSX, NSC, Mr. Rich and Purchaser believe that the Offer Price is fair to the Company's shareholders. CSX, NSC, Mr. Rich and Purchaser base their belief on: (a) the fact that the Special Committee, consisting solely of independent directors, was appointed in connection with the Merger Agreement to represent the interests of shareholders other than CSX and Mr. Rich, (b) the fact that the Special Committee was advised by independent financial and legal advisors, (c) the fact that the Company Board, acting upon the unanimous recommendation of the Special Committee, and the Special Committee, based on the factors considered by the Special Committee set forth above, concluded that the Offer and Merger are fair to and in the best interests of the Company and the Company's shareholders,
(d) the fact that CSX, NSC, Mr. Rich, Purchaser and the Company Board (through the Special Committee), with their respective financial and legal advisors, negotiated the terms of the Merger and the Merger Agreement with the Special Committee on an arm's-length basis over a period of time and (e) the fact that the consideration to be paid in the Offer and the Merger represents a significant premium over the historical range of closing prices for the Shares on The Nasdaq National Market. CSX, NSC, Mr. Rich and Purchaser have reviewed the factors considered by the Special Committee and the Company Board in support of its decision described above and had no basis to question its consideration of or reliance on those factors. CSX, NSC, Mr. Rich or Purchaser did not find it practicable to, and none of them did, assign relative weights to the individual factors discussed above in reaching their conclusion as to fairness.

5. PURPOSE AND EFFECTS OF THE OFFER AND THE MERGER; REASONS FOR THE OFFER AND THE MERGER.

     The Offer and the Merger are being made pursuant to the Merger Agreement. The purpose of the Offer and the Merger is for Purchaser to acquire the entire equity interest in the Company. In order to facilitate a prompt and orderly transfer of ownership to Purchaser of the Shares owned by public shareholders, the transaction has been structured as a cash tender offer followed by a merger of Buyer with and into the Company in which the remaining equity interest in the Company not acquired by Purchaser pursuant to the Offer, the contributions of CSX and Mr. Rich to Purchaser or otherwise will be converted into the right to receive cash, as provided in the Merger Agreement, and will, thus, be indirectly acquired by Purchaser.

     Through their respective interests in Purchaser, the interests of CSX, NSC and Mr. Rich in the Company's net book value and net income will increase to the extent of the number of Shares acquired under the Offer. If the Merger is consummated, Purchaser's interest in such items will increase to 100% and Purchaser will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Purchaser will also bear the risk of any decrease in the earnings or value of the Company after the Merger.

     Consummation of the Merger is subject to obtaining the approval and adoption of the Merger and the Merger Agreement by the requisite vote, if required by the NYBCL. Under the NYBCL and the Merger Agreement, the approval of the Company Board and the affirmative vote of the holders of 66 2/3% of the outstanding Shares is required to approve and adopt the Merger and the Merger Agreement. The Company Board, by the unanimous vote of all directors present with one abstention, (a) has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interest of the Company and the holders of Shares (other than CSX and Mr. Rich), (b) has approved and adopted the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) recommends acceptance of the Offer, and, if applicable, approval and adoption of the Merger Agreement and the Merger, by the holders of the Shares. In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of shareholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if required to do so.

     Following the Offer, if the Minimum Condition is satisfied and a meeting of shareholders of the Company is called, Purchaser will own a sufficient number of Shares to approve and adopt the Merger and the Merger Agreement without requiring the vote or proxy of any other shareholder. See "SPECIAL FACTORS -- Purpose and Effects of the Offer and the Merger; Reasons for the Offer and the Merger". In addition, under the NYBCL, if Purchaser acquires (pursuant to the Offer, the contributions of CSX and Mr. Rich to Purchaser or otherwise) at least 90% of then outstanding Shares, Purchaser will be able to approve and adopt the Merger and the Merger Agreement without calling a meeting of the Company's shareholders and without the approval of any shareholders other than the Purchaser. Therefore, in accordance with the NYBCL, in the event that Purchaser acquires at least 90% of then outstanding Shares (pursuant to the Offer, the contributions of CSX and Mr. Rich to Purchaser or otherwise), all necessary and appropriate action will be taken to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of shareholders. If, however, Purchaser does not acquire at least 90% of then outstanding Shares pursuant to the Offer or otherwise, and a meeting and the approval of the Company's shareholders is required under the NYBCL, as described above, a longer period of time will be required to effect the Merger. Under the Merger Agreement, even if the Minimum Condition is satisfied, if at any scheduled expiration date of the Offer all conditions to the Offer shall have been satisfied but less than a number of Shares that, together with the number of Shares to be contributed by CSX and Mr. Rich to Purchaser, represents less than 90% of the outstanding Shares, on a fully-diluted basis, shall have been tendered into the Offer, Purchaser shall be entitled to extend the Offer from time to time without the consent of the Company (for not more than 10 business days) in order to permit Purchaser to solicit additional Shares to be tendered into the Offer. See "SPECIAL FACTORS -- Purpose and Effects of the Offer and the Merger; Reasons for the Offer and the Merger".

     For shareholders of the Company other than Purchaser and its affiliates, the Merger will result in a termination of their rights as shareholders. They will not participate in any earnings or growth of the Surviving Corporation after the Merger and will not have any right to vote on corporate matters. Such shareholders also will not face the risk of any decline in the earnings or value of the Company after the Merger.

     On August 15, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share was $22.00. On August 21, 1997, the last full trading day prior to commencement of the Offer, the closing price per Share was $21 9/16. See "THE TENDER OFFER -- Price Range of Shares".

     Following consummation of the Offer, the Shares may cease to be listed on The Nasdaq National Market and registration of the Shares under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), may be terminated. In addition, as a result of the Offer and the Merger, the Shares may cease to be "margin securities." See "THE TENDER OFFER -- Effect of the Offer on the Market for the Shares, Exchange Listing and Exchange Act Registration" for further information concerning the effect of the de-listing and de-registration of the Shares or of the Shares no longer being "margin securities".

6. PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     Pursuant to the Merger Agreement, promptly following consummation of the Offer, Purchaser intends to effect the Merger in accordance with the terms thereof. Following the Merger, the board of directors or equivalent body of Purchaser (the "Purchaser Board"), which will be the parent of the Surviving Corporation, will be composed of seven members, of whom one will be Mr. Rich, four will be designees of Mr. Rich, one will be a designee of CSX and one will be a designee of NSC. Accordingly, Mr. Rich and his designees will control a majority of the Purchaser Board and will control the Company, other than with respect to certain actions which, under the organizational documents of Purchaser (the "LLC Agreement"), will require the concurrence of the nominees of CSX and NSC on the Purchaser Board to be effective. In addition, it is expected that Mr. Rich will serve as President and Chief Executive Officer of the Surviving Corporation following the Merger. While the definitive LLC Agreement has not yet been negotiated, the Term Sheet (as defined herein) that CSX, NCS and Mr. Rich agreed will be the basis for the LLC Agreement, provides that, prior to the Merger, CSX, NSC and Mr. Rich will negotiate a mutually acceptable initial business plan and budget for the management of the Surviving Corporation's business and that the annual approval of a business plan and budget for the Surviving Corporation, which business plan and budget will be proposed by Mr. Rich to the Purchaser Board in the first instance, will require the concurrence of the nominees of CSX and NSC on the Purchaser Board. CSX, NSC and Mr. Rich have agreed that the business plans and budgets will be designed with the goals of (a) ensuring repayment of contributions and (b) maximizing Purchaser's value, which may include the disposition of assets. Therefore, such business plans and budgets may include the rationalization of operations, disposition of assets and other significant transactions that may be advisable in connection with the changing railroad environment in the northeastern United States.

     For more information with respect to the Term Sheet, see "SPECIAL
FACTORS -- The Merger Agreement and Related Agreements." For more information concerning the changing railroad environment in the northeastern United States, see "SPECIAL FACTORS -- Background of the Offer and the Merger".

7. RIGHTS OF SHAREHOLDERS IN THE MERGER.

     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, shareholders may, if certain statutory procedures are complied with, have certain rights under the NYBCL to dissent and demand appraisal and to receive payment in cash for the fair value of their Shares.

     The following summary of the applicable provisions of Sections 623 and 910 of the NYBCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Sections 623 and 910 of the NYBCL, copies of which Sections 623 and 910 of the NYBCL are attached as Schedule III hereto. A person having a beneficial interest in the Shares that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

     Section 910 of the NYBCL sets forth the rights of shareholders of the Company who object to the adoption of the Merger Agreement. Any record holder of the Shares as of the record date for voting on the Merger who does not vote in favor of the adoption of the Merger Agreement, or who duly revokes such holder's vote in favor of the adoption of the Merger Agreement, may, if the Merger is consummated, obtain payment, in cash, for the fair market value of such holder's shares by strictly complying with the requirements of Section 623 of the NYBCL.

     THIS SUMMARY AND SCHEDULE III SHOULD BE REVIEWED CAREFULLY BY HOLDERS OF THE SHARES WHO WISH TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISH TO PRESERVE THE RIGHT TO DO SO BECAUSE FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTION 623 OR 910 OF THE NYBCL MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 623 AND 910 OF THE NYBCL.

     A dissenting shareholder of the Company must file with the Company, before the taking of the vote on the adoption of the Merger Agreement, a written objection, including a notice of election to dissent, such holder's name and residence address, the number and class of Shares as to which such holder dissents (which number may not be less than all of the Shares as to which such holder has a right to dissent) and a demand for payment of the fair value of such Shares if the Merger is consummated. Any such written objection should be addressed to: Delaware Otsego Corporation, One Railroad Avenue, Cooperstown, New York 13326, Attention: Secretary.

     Should the Purchaser acquire at least 90% of then issued and outstanding Shares pursuant to the Offer, the Merger may be consummated pursuant to Section 905 of the NYBCL without shareholder approval. In order to elect to dissent in the event of a merger pursuant to Section 905 of the NYBCL, a shareholder must file a written notice of such election to dissent within 20 days after having received a copy of the plan of merger or an outline of the material features thereof.

     For purposes of perfecting appraisal rights pursuant to Section 623 of the NYBCL, the written objection of a holder of Shares which is addressed as provided above shall be deemed filed with the Company upon receipt of such objection by the Company. Neither voting against nor failure to vote for the Merger Agreement will constitute the written objection required to be filed by an objecting shareholder. Failure to vote against the Merger Agreement, however, will not constitute a waiver of rights under Sections 623 and 910 of the NYBCL, provided that a written objection has been properly filed. A shareholder voting to adopt the Merger Agreement will be deemed to have waived such shareholder's appraisal rights.

     A shareholder of the Company may not dissent as to less than all the Shares entitled to vote and held of record that such holder beneficially owns. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all the Shares of such beneficial owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary. Furthermore, if the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be made in that capacity, and, if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand must be made by or for all owners of record. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly state in such demand that the agent is acting as agent for the record owner or owners of such Shares. A record holder, such as a broker or an agent, who holds Shares as a nominee for beneficial owners, some of whom desire to demand appraisal, must exercise appraisal rights on behalf of such beneficial owners who desire to demand appraisal with respect to the Shares entitled to vote and held for such beneficial owners.

     Within 10 days after the vote of the Company shareholders authorizing the adoption of the Merger Agreement, the Company must give written notice of such authorization to each dissenting shareholder of the Company. At the time of filing the notice of election to dissent or within one month thereafter, the dissenting shareholder must submit certificates representing such holder's Shares (the "Share Certificates") to the Company or their respective transfer agents for notation thereon of the election to dissent, after which such Share Certificates will be returned to the shareholder. Any such shareholder who fails to submit such holder's Share Certificates for notation will, at the option of the Company, exercised by written notice to the shareholder within 45 days from the date of filing of the notice of election to dissent, lose such holder's appraisal rights unless a court, for good cause shown, otherwise directs.

     Within 15 days after the expiration of the period within which shareholders may file their notices of election to dissent or within 15 days after the Effective Time, whichever is later (but not later than 90 days after the shareholders' vote authorizing the adoption of the Merger Agreement), the Company must make a written offer (which, if the Merger has not been consummated, may be conditioned upon such consummation) to each shareholder who has filed such notice of election to dissent to pay for such holder's Shares at a specified price which the Company considers to be their fair value. If the Company and the dissenting shareholder are unable to agree as to such value,
Section 623(h) of the NYBCL provides for judicial determination of fair value. In the event of such a disagreement, a court proceeding shall be commenced by the Company in the Supreme Court of the State of New York, or by the dissenting shareholder if the Company fails to commence the proceeding within the time required by Section 623 of the NYBCL. The Company intends to commence such a proceeding in the event of such a disagreement.

8. INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER.

     In considering the recommendations of the Company Board and the Special Committee with respect to the Offer and the Merger and the fairness of the consideration to be paid under the Offer and in the Merger, shareholders of the Company should be aware that certain officers and directors of the Company have interests in the Offer and the Merger, including those referred to below, that present them with potential conflicts of interest. The Special Committee and the Company Board were aware of these potential conflicts prior to the approval and execution of the Merger Agreement.

     The following are the material contracts, agreements, arrangements or understandings, and actual or potential conflicts of interest, between the Company or its affiliates and (i) certain of the Company's executive officers, directors or affiliates or (ii) CSX, NSC, Mr. Rich and Purchaser and their respective executive officers, directors or affiliates.

     Employment Agreements and Change in Control Agreements

     The Company is party to an employment agreement with Mr. Rich dated June 3, 1995, as amended July 14, 1997 (the "Rich Agreement"). Under the Rich Agreement, the Company employs Mr. Rich as its President and Chief Executive Officer for a term of five years ending June 3, 2000 at a minimum annual compensation of $187,000 (which was reduced with the consent of Mr. Rich in 1996 to $176,906) and which may be increased during the term of the Rich Agreement at the discretion of the Board of Directors of the Company (the "Company Board"). Under the terms of the Rich Agreement, Mr. Rich is also entitled to insurance coverage under the Company's group life and health insurance plans. The Rich Agreement may be terminated prior to its expiration at the election of Mr. Rich or the Company (such election must be evidenced by written notice), if the Company experiences a Change of Control (as defined below). Upon the giving of such termination notice (regardless of which party gives such notice), the Company must pay Mr. Rich, subject to possible adjustments for income tax effects, 2.99 times the highest annual cash compensation (consisting solely of salary and bonus) paid to Mr. Rich during any calendar year in each of the three calendar years immediately prior to the Change of Control, and continue to provide to him for a period of 2.99 years after such termination certain benefits provided to him prior to his termination. "Change of Control" is defined, under the terms of the Rich Agreement, as (i) any change of control required to be reported to the Commission in a Form 8-K Report, unless less than 40% of the Company's outstanding voting securities are acquired, or (ii) the sale of all or substantially all of the Company's assets. The Rich Agreement has been filed as part of Exhibit (c)(2) to this Schedule 14D-9 and is hereby incorporated herein by reference. The Offer and Merger would constitute a Change of Control for purposes of the Rich Agreement. However, Mr. Rich has advised the Company that he does not expect to give or receive such termination notice, consistent with the arrangements regarding his continuing employment with the Surviving Corporation following the Merger. See " -- Interests of Certain Persons in the Merger."

     Pursuant to the terms of the Company's 1987 and 1993 Option Plans, the Company may grant Options to its executive officers and other employees, and as of the date of the filing of this Schedule 14D-9, Options to purchase an aggregate of 164,049 Shares have been granted. Under the terms of the Merger Agreement, at the Effective Time each Option, whether or not exercisable, other than Options held in the treasury of the Company or owned by Purchaser, shall be canceled and the holder thereof shall be entitled to receive cash in an amount equal to the difference between the Offer Price and the per share exercise price thereof, multiplied by the number of Shares subject to such Option. All Options currently held by the Company directors and executive officers of the Company are fully exercisable.

     Albert B. Aftoora ("Aftoora"), a the Company director whose term expires in 1999, is employed by CSX Transportation, Inc., a subsidiary of CSX, as Vice President-Corridor Development. On May 9, 1997, Aftoora requested and was granted a leave of absence from the Company Board due to his assignment by CSX to a team of executives addressing issues related to the impact of the Conrail acquisition by CSX and NSC on other carriers, including the Company. Accordingly, Aftoora did not serve on the Company Board or otherwise participate in the discussions or determinations made with respect to the Offer and the Merger.

     The Company owns 40% of the outstanding shares of, and provides administrative services to, The Toledo, Peoria and Western Railway Corporation ("TP&W"). Other shareholders representing 40% of the outstanding shares of TP&W, including Charles S. Brenner, a director of the Company, are, upon a change in control of the Company, contractually entitled to (i) require the Company to purchase those shareholders' shares of TP&W at a price determined through negotiation, subject to certain agreed upon limitations; and (ii) if the parties fail to agree upon a price within such limitations or the Company fails to acquire such shares of TP&W, then to cause the sale of all or a portion of the stock or assets of TP&W in one or a series of transactions for consideration at least sufficient to repay the TP&W's commercial debt, and shall be entitled to priority for return of their equity investment as to any remaining proceeds of such sale or sale(s). These described contractual rights may also, regardless of a change in control of the Company, be exercised at any time between November 2 and December 31 in the years 1999, 2000, 2001 and 2002. The Offer and the Merger would constitute a change in control for purposes of such arrangements.

     On January 31, 1996, the Company completed the purchase of a 40% interest in TP&W. That purchase was made in connection with a restructuring of TP&W's outstanding debt. CSX was then a creditor of TP&W, with a claim asserted against TP&W for $5,200,000. In exchange for releasing its claim, CSX received a $1,000,000 interest-bearing promissory note from the Company, 100,000 Shares and 20% of the outstanding common shares of TP&W. CSX has certain governance rights with respect to TP&W, including the right to participation on its board of directors and the right to approve certain major decisions.

     The Company's subsidiary, The New York, Susquehanna and Western Railway Corporation ("NYS&W"), operates over approximately 180 miles of tracks owned by Consolidated Rail Corporation ("Conrail") pursuant to a Trackage Rights Agreement, which agreement contains provisions which might be construed as allowing Conrail at its option to terminate the agreement upon a change in control of NYS&W and/or the Company.

     It is anticipated that at least one of the Company's executive officers (Mr. Rich) will enter into an employment agreement with Purchaser. Although this employment agreement has not yet been finalized, the Term Sheet provides that, it will be for a term of three years, renewable automatically for successive one-year terms unless Purchaser gives written termination notice to Mr. Rich. Under the terms of the proposed employment agreement, Mr. Rich will be Chairman and CEO of the Surviving Corporation. Mr. Rich's salary and benefits are anticipated to remain at current levels. The Term Sheet has been filed as Exhibit (c)(7) to this Schedule 14D-9. Purchaser anticipates creating a Management Incentive Bonus Program, which will provide cash bonuses to operating management upon achievement of certain financial targets.

     Mr. Rich and the other ongoing the Company management (which persons are to be determined by Mr. Rich) will receive commissions on certain asset dispositions, payable in cash at the rate of 7% of the gross consideration received by Purchaser. A more detailed description of such commissions can be found in the Offer to Purchase under the caption "Special Factors -- 9. The Merger Agreement and Related Agreements -- Certain Dispositions," which description is hereby incorporated herein by reference.

  Indemnification

     The Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") provides that the Company director shall be personally liable to the Company or its shareholders for damages for any breach of duty in such capacity unless a judgment establishes that such director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, that such director personally gained a financial profit or other advantage to which such director was not legally entitled, or that such director's acts caused him to be liable to the Company under Section 719 of the NYBCL. The Certificate of Incorporation has been filed as Exhibit (c)(4) to this Schedule 14D-9 and is hereby incorporated herein by reference. In addition, Article XI of the Bylaws of the Company (the "Bylaws") provide in pertinent part that the Company shall indemnify (i) any person made a party to an action or proceeding by or in the right of the Company to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Company, against the reasonable expenses actually and necessarily incurred by him in connection with the defense of such action and/or with an appeal therein, and (ii) any person made or threatened to be made a party to any action or proceeding, other than one by or in the right of the Company, which any director, officer or employee of the Company service in any capacity at the request of the Company by reason of the fact that he, his testator or intestate, is or was a director, officer or employee of the Company, or served such other corporation in any capacity, against judgment, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action. The Bylaws incorporate the restrictions on indemnification to or on behalf of a director or officer set forth in Section 721 of the NYBCL. A copy of the Bylaws has been filed as Exhibit (c)(5) to this
Schedule 14D-9 and is hereby incorporated by reference.

     Pursuant to the Merger Agreement, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time existing in favor or the current or former directors or officers of the Company (and its subsidiaries) will be assumed by the Surviving Corporation and the Surviving Corporation will, for a period of one year after the Effective Time, maintain the current policies of directors' and officers' liability insurance maintained by the Company (or comparable policies with terms not less advantageous to such directors and officers), but is not required to expend more than 150% of the current annualized payments paid by the Company for such insurance.

     BENEFICIAL OWNERSHIP OF COMMON STOCK. The following table sets forth certain information, as of August 20, 1997, regarding the ownership of the Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, each director of the Company, the Chief Executive Officer of the Company, the four most highly compensated officers of the Company and all executive officers and directors of the Company as a group. All such persons, other than CSX and Mr. Rich (to the extent of Mr. Rich's contribution to Purchaser), whose Shares or Options will be contributed to Purchaser and canceled in the Merger, may receive cash in the Offer or the Merger as shareholders.

                                                        SHARES BENEFICIALLY      APPROXIMATE
                             NAME                            OWNED(1)           PERCENT OWNED
        ----------------------------------------------  -------------------     -------------
        Albert B. Aftoora.............................          1,846                   *
        Charles S. Brenner............................         78,486(2)              4.1%
        David B. Common...............................         50,702                 2.7%
        Niles F. Curtis...............................          5,741(3)                *
        Gordon R. Fuller..............................         26,492(4)              1.4%
        Paul Garber...................................              0                   *
        Everett A. Gilmour............................         26,865                 1.4%
        Gerald D. Groff...............................          3,932                   *
        Richard J. Hensel.............................          8,930(5)                *
        Malcolm C. Hughes.............................         33,458(6)              1.8%
        Robert L. Marcalus............................         34,312                 1.8%
        Richard T. Nasti..............................          1,736                   *
        Harvey J. Polly...............................          6,511                   *
        Walter G. Rich................................        274,465(7)             14.5%
        C. David Soule................................         11,808(8)                *
        Richard A. White..............................         22,274                 1.2%
        CSXT..........................................        110,250                 5.8%
        All executive officers and directors as a
          group (25 individuals)......................        622,212(9)             32.8%

---------------
* Less than 1%

(1) Includes the following number of Shares issuable to the following individuals upon exercise of Options granted under the Company's Option plans: 1,914 Shares to Messrs. Curtis, Gilmour, Hughes, Marcalus, Polly and White; 1,736 Shares to Messrs. Aftoora, Brenner, Common, Groff and Nasti; 8,698 Shares to Mr. Rich; and 11,506 Shares to Mr. Soule. Also includes the following number of Shares issuable to the following individuals upon conversion of the Company's 6.5% convertible subordinated notes due September 1, 2003 (the "Convertible Notes"): Messrs. Brenner (54,562 Shares), Common (19,841

    Shares), Gilmour (2,976 Shares), Groff (992 Shares), Hughes (2,976 Shares), Marcalus (4,960 Shares), Rich (9,920 Shares) and White (992 Shares).

(2) Includes 10,387 Shares held by Mr. Brenner as custodian of minor children, and 1,274 Shares held by Mr. Brenner's wife.

(3) Excludes 132 Shares held by Mr. Curtis' son, as to which Shares Mr. Curtis disclaims beneficial ownership.

(4) Includes 1,433 Shares issuable upon exercise of Options.

(5) Includes 6,830 Shares issuable upon exercise of Options.

(6) Excludes 1,071 Shares held by Mr. Hughes' daughter, as to which Shares Mr. Hughes disclaims beneficial ownership.

(7) Includes 8,698 Shares issuable upon exercise of Options and 9,920 Shares issuable upon conversion of Convertible Notes.

(8) Includes 11,506 Shares issuable upon exercise of Options.

(9) Includes 78,901 Shares issuable upon exercise of Options and 97,219 Shares issuable upon conversion of the Convertible Notes.

  [DOCP/CLM to supply other interests of directors and officers, including change of control and severance payments.]

     Mr. Rich may be deemed to have an interest in the Offer and the Merger by virtue of his ownership of Shares, as described above, as well as by virtue of arrangements with respect to his membership interest in Purchaser, governance rights with respect to Purchaser and continued employment with the Company following the Merger. For a description of such arrangements, see "SPECIAL FACTORS -- The Merger Agreement and Related Agreements".

     Mr. Rich and members of the ongoing management of the Surviving Corporation which he may designate may also have an interest in commissions to be paid by the Surviving Corporation to such management in respect of certain asset dispositions. See "SPECIAL FACTORS -- The Merger Agreement and Related Agreements".

  CSX may be deemed to have an interest as a result of its ownership of TP&W Shares. See "THE TENDER OFFER -- Certain Information Concerning Purchaser, CSX, NSC and Mr. Rich".

9. THE MERGER AGREEMENT AND RELATED AGREEMENTS.

     The following is a summary of the material terms of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule 14D-1 filed by CSX, NSC, Mr. Rich and Purchaser pursuant to Rule 14d-3 of the Exchange Act and the Transaction Statement on Schedule 13E-3 filed by Purchaser, CSX, NSC and Mr. Rich pursuant to Rule 13e-3 of the Exchange Act with the Commission in connection with the Offer (together with any amendments, supplements, schedules, annexes and exhibits thereto, the "Schedule 14D-1" and the "Schedule 13E-3", respectively). Such summary is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit (c)(1) to the Offer.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as reasonably practicable after the execution of the Merger Agreement, but in no event later than five business days following the public announcement of the terms of the Merger Agreement. The Merger Agreement further provides that Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer if the Shares tendered pursuant to the Offer and not withdrawn, together with the Shares owned by Purchaser or any subsidiary of Purchaser or to be contributed to Purchaser pursuant to binding agreements (which Purchaser, in its sole discretion, believes will be performed), do not satisfy the Minimum Condition, and if certain other conditions that are described in "THE TENDER OFFER -- Certain Conditions of the Offer" are not satisfied. The parties to the Merger Agreement have agreed that, without the consent of the Company, no change in the terms or conditions of the Offer may be made which is adverse to the holders of Shares, decreases the Offer Price or the number of Shares sought in the Offer or imposes conditions to the Offer other than those described in "THE TENDER OFFER -- Certain Conditions of the Offer". If on any scheduled Expiration Date all conditions to the Offer shall have been satisfied, but less than a number of Shares that, together with the number of Shares to be contributed by CSX and Mr. Rich to Purchaser, represents less than 90% of the outstanding Shares, on a fully diluted basis, shall have been tendered into the Offer, Purchaser may extend the Offer from time to time without the consent of the Company (for not more than 10 business days) in order to permit Purchaser to solicit additional Shares to be tendered into the Offer. In addition, if on any scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, the Offer may, but need not, be extended by the Purchaser from time to time without the consent of the Company for such period of time as is reasonably expected by Purchaser to be necessary to satisfy the unsatisfied conditions.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the NYBCL, at the Effective Time, Buyer will be merged with and into the Company. The Merger Agreement provides that the Merger will become effective when a certificate of merger is filed with the Secretary of State of the State of New York or at such later time, such time not to exceed 30 days from the date of such filing, as specified in such certificate of merger (the "Effective Time"). As a result of the Merger, the separate corporate existence of Buyer will cease, and the Company will continue as the Surviving Corporation. At the election of Purchaser, any direct or indirect wholly owned subsidiary of Purchaser may be substituted for Buyer as a constituent party of the Merger. In such event, the parties to the Merger Agreement have agreed to execute an appropriate amendment to the Merger Agreement to reflect such substitution.

     Purchaser or the Depositary shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of Shares such amounts that Purchaser or the Depositary is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code"), or any provision of United States state or local, or foreign tax law.

     Pursuant to the Merger Agreement, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company, its subsidiary or by Purchaser or its subsidiary, which will be canceled and extinguished without consideration, or Shares as to which appraisal rights are exercised) shall be converted into the right to receive an amount in cash equal to the Offer Price, without interest. In addition, each share of common stock of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of a class of capital stock of the Surviving Corporation with the same rights, powers and privileges as the share of capital stock so converted, and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. Each Share or Option held by the Company or its subsidiary or by Purchaser or its subsidiary, including each Share or Option to be contributed to Purchaser by CSX and Mr. Rich, will be cancelled and extinguished without consideration. Notwithstanding any other provision of the Merger Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall be entitled to and shall have demanded properly in writing payment for such Shares in accordance with Sections 910 and 623 of the NYBCL and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights shall not be converted into or represent the right to receive cash pursuant to the Merger Agreement.

     The Merger Agreement provides that the directors of Buyer at the Effective Time will be the directors of the Surviving Corporation and that the officers of the Company at the Effective Time will be the officers of the Surviving Corporation, in each case, until successors are duly elected or appointed and qualified in accordance with applicable law. The Merger Agreement also provides that the certificate of incorporation of Buyer in effect at the Effective Time will be the certificate of incorporation of the Surviving Corporation, and that the bylaws of Buyer will be the bylaws of the Surviving Corporation, in each case, until amended in accordance with applicable law.

     At the Effective Time, each holder of an Option, whether or not then exercisable, other than those to be canceled as provided above, shall become entitled to receive in full consideration therefor from the Surviving Corporation, for each such Option, cash in an amount equal to the product of (a) the difference between the Offer Price and the per Share exercise price thereof and (b) the number of Shares subject to such Option.

     Upon consummation of the Merger, warrants (the "Warrants) to purchase 66,150 Shares, pursuant to the Warrant Agreement, dated as of January 31, 1996, by and between the Company and Creditanstalt Corporate Finance, Inc., and the Convertible Notes shall cease to represent any right to purchase or otherwise obtain any capital stock of the Company or the Surviving Corporation, and all rights of the holders of such Warrants and Convertible Notes to purchase or otherwise obtain any capital stock of the Company shall, pursuant to the terms of such instruments, solely represent the right, upon proper exercise or conversion of such instruments, to obtain an amount in cash equal to the product of the Offer Price and the number of Shares for or into which such Warrants or Convertible Notes were exercisable or convertible immediately prior to the Effective Time.

     Conduct of Business Prior to Consummation of the Merger. The Merger Agreement provides that the Company shall, if required by applicable law in order to consummate the Merger, as promptly as practicable following consummation of the Offer, duly call, give notice of, convene and hold a meeting of shareholders to consider approval and adoption of the Merger and the Merger Agreement. At such a meeting, each of Purchaser, CSX, NSC and Mr. Rich shall vote all Shares then owned by such person in favor of approving the Merger Agreement and the transactions contemplated thereby. Notwithstanding the foregoing, in the event that at any time Purchaser acquires at least 90% of the outstanding Shares, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 905 of the NYBCL, as promptly as practicable after expiration of the Offer and the satisfaction or waiver of the conditions set forth in Article VII of the Merger Agreement without a meeting of shareholders.

     The Merger Agreement provides that the Company shall, if required by applicable law in connection with the Merger, as promptly as practicable after consummation of the Offer, prepare and file with the Commission a proxy or information statement relating to the meeting of shareholders, under the Exchange Act (together with any supplements and amendments thereto, the "Proxy Statement"), and shall use its reasonable best efforts to have such Proxy Statement cleared by the Commission. Purchaser, CSX, NSC and Mr. Rich shall furnish to the Company all information concerning such party as the Company may reasonably request in connection with the preparation of the Proxy Statement. The Company is required to include in the Proxy Statement the determination and recommendation of the Company Board to the effect that the Company Board, having determined that the Merger Agreement and the transactions contemplated therein, including the Offer and the Merger, are fair to and in the best interests of the Company and the holders of Shares (other than CSX and Mr. Rich), has approved and adopted the Merger Agreement and the transactions contemplated hereby, and, unless otherwise required due to the applicable fiduciary duties of the Company Board as determined by the members thereof in good faith based on the advice of outside counsel, recommends that such holders vote in favor of the approval and adoption of the Merger Agreement and the Merger.

     Pursuant to the Merger Agreement, the Company has agreed that, among other things and subject to certain exceptions, between the date of the Merger Agreement and the Effective Time, other than with Purchaser's prior written consent, the Company and its subsidiaries shall not, voluntarily or involuntarily, (a) take any action, regulatory or otherwise, inconsistent with facilitating the transactions contemplated by the Merger Agreement or (b) take any of the following actions: (i) conduct its business in any manner other than in the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable laws and regulations, and, to the extent consistent therewith, shall not fail to use all reasonable efforts to preserve intact their current business organizations, use reasonable efforts to keep available the services of their current officers and other key employees as a group and preserve their relationships with those persons having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time; (ii) adopt, propose or agree to any amendment of its articles of incorporation, bylaws or other comparable organizational documents; (iii) issue, deliver, sell, pledge or otherwise encumber (A) any Shares or shares of capital stock of any of its subsidiaries, or, subject to certain exceptions, any rights, options or warrants to acquire any such shares or (B) any material assets or properties; (iv) other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, in respect of any capital stock, (B) subdivide, reclassify, recapitalize, split, combine or exchange any shares of the Company or any of its subsidiaries, (C) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its subsidiaries, or (D) purchase, redeem or otherwise acquire any capital stock of the Company or any of its subsidiaries or any securities thereof, or any rights, warrants or options to acquire any such shares or securities; (v) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or its subsidiary, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements, or make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or one of its subsidiaries; (vi) except for expenditures made under the Company's capital budget, make or agree to make any new capital expenditure or new capital expenditures which individually is in excess of $50,000 or in the aggregate is in excess of $100,000; (vii) increase the compensation payable or to become payable to its executive officers, employees or consultants or grant any bonus, incentive, severance or termination pay to, or enter into any commission, bonus, incentive, employment or severance agreement with, any director, executive officer or consultant of it or any of its subsidiaries, or establish, adopt, enter into or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement or any Company employee benefit plan, agreement or policy;
(viii) enter into, modify, amend or terminate any material contract or agreement involving the assets or properties of the Company or to which the Company or any of its subsidiaries is a party or waive, release or assign any material rights or claims thereunder; (ix) make any change to its accounting methods, principles or practices, except as may be required by general accounting principles or take any other action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures); (x) make any material tax election or settle or compromise any material income tax liability; (xi) acquire by merger or consolidation, or by purchase of assets, or by any other manner, any business; (xii) mortgage or otherwise encumber or subject to lien any of its properties or assets; (xiii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction of such claims, liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms; (xiv) (A) enter into any agreement containing any provision or covenant limiting in any material respect the ability to compete with any person which would bind any party to the Merger Agreement (or its operations) after the Effective Time or (B) except to the extent required by any existing disclosed contract or agreement, acquire any interest in any railroad line or terminal facility or dispose of any interest in any railroad line or terminal facility owned, used or operated by the Company or its subsidiary (including through a grant of concessions or trackage rights); or
(xv) authorize or commit or agree to take any of the foregoing actions.

     Other Covenants. Under the Merger Agreement, the Company is obligated, until the Effective Time, to allow the officers, employees and agents of each of the other parties to the Merger Agreement and its respective subsidiaries (the "Respective Representatives") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish to such Respective Representatives all financial, operating and other data and information as may be reasonably required. All such information obtained is subject to certain confidentiality arrangements set forth in the Merger Agreement.

     Further Action; Best Efforts. Under the Merger Agreement, each of the parties to the Merger Agreement has agreed to (i) make promptly its respective filings, and thereafter make any other required submissions, under any applicable laws with respect to the transactions contemplated thereby and not make any filing or submission, and the Company may not take any position, in connection with regulatory authorities (in respect of the transactions contemplated hereby or otherwise) without the consent of Mr. Rich, CSX and NSC and (ii) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the transactions contemplated thereby. In connection with, and without limiting the foregoing, each of the parties to the Merger Agreement has agreed to take all actions necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement and (ii) if any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the Merger Agreement, the Offer, the Merger or any other transaction contemplated by the Merger Agreement, take all actions necessary to ensure that the Merger Agreement, the Offer, the Merger and any other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, the Offer and the other transactions contemplated by the Merger Agreement.

     Publicity. Pursuant to the Merger Agreement, CSX, NSC, Mr. Rich and the Company have agreed to consult with one another before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or the transactions contemplated thereby. CSX, NSC, Mr. Rich and the Company have further agreed not to issue any such press release or public statement without the prior consent of the other parties, except as may be required by law or any listing agreement with a national securities exchange by which such party is bound, if such party has used reasonable efforts to consult with the other parties and to obtain such parties' consent but has been unable to do so in a timely manner.

     No Solicitation. In the Merger Agreement, the Company has agreed that it will not, nor will it permit any subsidiary of the Company, or its or any such subsidiary's officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant) to initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to an Alternative Transaction (as defined herein), engage in any discussions or negotiations concerning, or provide to any other person any information or data relating to it or any subsidiary of the Company for the purposes of, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, a proposal to seek or effect an Alternative Transaction, or agree to or endorse any Alternative Transaction; provided, however, that the foregoing will not prohibit the Company or the Company Board from taking and disclosing to its shareholders a position as required by Exchange Act Rule 14e-2; and provided further that, prior to acceptance for payment of any Shares pursuant to the Offer, the Company Board, on behalf of the Company, may, in response to an unsolicited, bona fide Superior Proposal (as defined herein), furnish information or data (including confidential information or data) relating to the Company and participate in negotiations with a person making such unsolicited Superior Proposal, but only after such person enters into arrangements regarding confidentiality on terms at least as favorable to the Company as the confidentiality arrangements contained in the Merger Agreement and only in the event that (a) the Company Board determines in good faith, on the basis of advice of independent counsel furnished prior thereto to Purchaser, that such action is legally required by the fiduciary obligations of the Company Board and (b) the Company advises Purchaser of its intention to make such determination to do so prior thereto. The Company will promptly advise Purchaser of, and communicate the terms of, any proposal respecting an Alternative Transaction it may receive, or any inquiries it receives which may reasonably be expected to lead to a proposal respecting an Alternative Transaction, and the identity of the person making such proposal. Prior to taking any such action, if the Company intends to participate in any such discussion or negotiation or provide any such information or data to any such third party, it will give reasonable notice to Purchaser and will consult, and thereafter will continue to consult, with Purchaser. Notwithstanding the foregoing, the foregoing will not (a) permit the Company to enter into any agreement with respect to or to facilitate an Alternative Transaction during the term of the Merger Agreement (it being understood that the Company will not enter into any agreement with any person that provides for, or in any way facilitates, the development of a proposal for an Alternative Transaction, other than a confidentiality agreement in customary form in respect of a Superior Proposal as described above) or (b) affect any other obligation of the Company under the Merger Agreement.

     For purposes of the Merger Agreement, "Alternative Transaction" means a transaction or series of related transactions resulting in (a) any change of control of the Company, (b) any merger or consolidation of the Company in which another person acquires 25% or more of the aggregate voting power of all voting securities of the Company or the Surviving Corporation, as the case may be, (c) any tender offer or exchange offer for, or any acquisitions of, any securities of the Company which, if consummated, would result in another person owning 25% or more of the aggregate voting power of all voting securities of it or (d) any sale or other disposition of assets of the Company or any of its subsidiaries if the Fair Market Value (as defined herein) of such assets exceeds 25% of the aggregate Fair Market Value of the assets of the Company and all its subsidiaries taken as a whole before giving effect to such sale or other disposition. For purposes of the Merger Agreement, the "Fair Market Value" of any assets or securities means the fair market value of such assets or securities, as determined by the Company Board in good faith. For purposes of the Merger Agreement, "Superior Proposal" means a bona fide proposal made by a third party for an Alternative Transaction on terms which the Company Board determines in its good faith judgment to be more favorable to the shareholders than the Offer and the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Company Board, is reasonably capable of being obtained by such third party.

     Conditions to the Merger. Under the Merger Agreement, the respective obligations of the Company and Purchaser to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective Time:
(a) if required by the NYBCL, the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company; (b) no United States federal or state, or foreign governmental authority or other agency or commission (each a "Governmental Entity") or United States federal or state, or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially delays, restricts, prevents or prohibits consummation of the transactions contemplated by the Merger Agreement, provided however, that the parties to the Merger Agreement will use their reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted; and (c) subject to certain exceptions, other than the filing of Merger documents in accordance with the NYBCL, all material authorizations and other approvals shall have been obtained from, and made with, all required Governmental Entities.

     In addition, prior to consummation of the Offer, the obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following condition prior to the Effective Time: none of Purchaser, Buyer, CSX, NSC or Mr. Rich shall have breached or failed to observe or perform in any material respect any of its or his covenants or agreements in favor of the Company under the Merger Agreement to be performed by it or him at or prior to the Effective Time, and the representations and warranties of Purchaser, Buyer, CSX, NSC and Mr. Rich set forth in the Merger Agreement shall be true and accurate both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants and agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" or similar language set forth therein), does not, and is not likely to, individually or in the aggregate, prevent consummation of the Merger.

     In addition, the obligations of Purchaser to effect the Merger are subject to the satisfaction or waiver of the following conditions prior to the Effective
Time: (a) the Company shall not have breached or failed to observe or perform in any material respect any of its covenants or agreements under the Merger Agreement to be performed by it at or prior to the Effective Time, and the representations and warranties of the Company set forth in the Merger Agreement shall be true and accurate both when made and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the breach or failure to observe or perform such covenants and agreements, or the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect" or similar language set forth therein), does not have, and is not likely to have, individually or in the aggregate, a material adverse effect with respect to the Company or Buyer; and (b) at any time after the date of the Merger Agreement, there shall not have occurred any material adverse effect with respect to the Company.

     Representations and Warranties. The Merger Agreement contains customary representations and warranties by the Company, Purchaser, Buyer, CSX, NSC and Mr. Rich.

     Indemnification and Insurance. Pursuant to the Merger Agreement, Purchaser, CSX, NSC and Mr. Rich have agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors and officers of the Company and its subsidiaries as provided in their respective certificates of incorporation or bylaws and any indemnification agreements in effect as of the Company which do not constitute a breach of the Merger Agreement will be assumed by the Surviving Corporation in the Merger without further action as of the Effective Time, and will survive the Merger and will continue in full force and effect in accordance with their respective terms.

     The Merger Agreement provides that the Surviving Corporation will, for a period of one year after the Effective Time, maintain in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute policies of at least the same coverage) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event will the Surviving Corporation be required to expend more than an amount equal to 150% of the current annualized premiums paid by the Company for such insurance.

     Termination; Fees and Expenses. The Merger Agreement may be terminated at any time prior to the Effective Time, in the case of Purchaser, or prior to the purchase of Shares under the Offer, in the case of the Company, whether before or after approval of the Merger and the Merger Agreement by the shareholders of the Company: (a) by mutual consent of Purchaser and the Company; (b)(i) by Purchaser, upon a material breach of any covenant or agreement on the part of the Company set forth in the Merger Agreement which has not been cured or is incapable of being cured within 30 days after the giving of written notice to the Company of such breach or untruth, provided that such breach or untruth is material and that Purchaser is not then in material breach of the Merger Agreement or (ii) by the Company, in the event of a material breach of any representation, warranty, agreement or covenant of Purchaser set forth in the Merger Agreement that has not been cured within 30 days after the giving of written notice to Purchaser and will prevent consummation of the Merger, provided that the Company is not then in material breach of the Merger Agreement; (c) by either Purchaser or the Company, if any permanent injunction or action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable; (d) by either Purchaser or the Company, if the Effective Time shall not have occurred on or before June 30, 1998, provided, that the right to terminate the Merger Agreement under such clause shall not be available to any party whose failure to perform any of its obligations thereunder results in the failure of the Merger to be consummated by such date; (e) by Purchaser, (i) if the Company Board or any committee thereof shall withdraw, modify or change its recommendation so that it is not in favor of the Merger Agreement, the Offer or the Merger (or make any recommendation in favor of an Alternative Transaction), or shall have resolved to do any of the foregoing or (ii) if the Company shall take any action that would be proscribed by the provisions of the Merger Agreement set forth above under "No Solicitation" but for the exceptions contained in such provisions; or (f) by Purchaser, if the Company Board or any committee thereof shall have approved or entered into an agreement respecting a Superior Proposal or recommended or resolved to recommend to its shareholders a Superior Proposal, or by the Company in connection with the Company Board or any committee thereof approving or entering into an agreement respecting a Superior Proposal, provided that, in the case of any such termination by the Company, the Company complies with the provisions of the Merger Agreement set forth in the paragraphs following, and prior thereto has complied with the provisions of the Merger Agreement set forth above under "No Solicitation," and provided further that the party seeking to terminate under such clause is not then in material breach of the Merger Agreement. No party to the Merger Agreement may rely on the failure of any condition set forth in the Merger Agreement to be satisfied if such failure was caused by such party's failure to use reasonable efforts to consummate the transactions contemplated by the Merger Agreement.

     In the event of the termination of the Merger Agreement, the Merger Agreement shall forthwith become void and there shall be no liability on the part of any party thereto, except as otherwise described herein, except nothing therein shall relieve any party thereto from liability for any willful breach thereof.

     The Merger Agreement provides that, except as otherwise provided therein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred by the parties thereto will be borne solely and entirely by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); provided that, except in the event that the payment provided in the following sentence becomes payable, if the Company breaches any material term of this Agreement or if the Merger is not consummated, and this Agreement is thereafter terminated, and within one year of the date of such termination the Company enters into an agreement respecting an Alternative Transaction, the Company will pay the reasonable fees and expenses of one firm of legal counsel advising Mr. Rich, up to $50,000, plus 50% of any such fees in excess of $50,000, for the benefit of Mr. Rich in connection with the transactions contemplated by the Merger Agreement. In addition, if (i) the Merger Agreement shall be terminated by Purchaser pursuant to the provisions summarized under clause (e) above or by Purchaser or the Company pursuant to the provisions summarized under clause (f) above, or (ii)
(A) after the date of the Merger Agreement any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have publicly made a proposal with respect to an Alternative Transaction, (B) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such proposal is made, (C) the Minimum Condition shall not have been satisfied at the expiration of the Offer and (D) the Merger Agreement shall thereafter be terminated pursuant to the provisions summarized under clause (d) above, then the Company shall pay to Purchaser $3,000,000 plus all Expenses of Purchaser, CSX, NSC and Mr. Rich as promptly as practicable but not later than two business days after termination of the Merger Agreement (unless required simultaneously with termination under the provisions summarized under clause (f) above) by wire transfer of immediately available funds to an account designated by Purchaser.

     Amendment; Waiver. The Merger Agreement may be amended by the parties to the Merger Agreement in writing at any time prior to the Effective Time, provided, however, that, after the approval of the Merger by the shareholders of the Company, no amendment, which under applicable law may not be made without the approval of the shareholders of the Company, may be made without such approval. According to its terms, the Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto. At any time prior to the Effective Time, any of the parties to the Merger Agreement may in writing extend the time period for the performance of any of the obligations of another party thereto, waive any inaccuracies in the representations and warranties of another party thereto, or waive compliance by another party thereto with any of the agreements or conditions contained in the Merger Agreement. Any such extension or waiver will be valid only if set forth in writing signed by the parties to be bound by such extension or waiver.

     Guarantee. The obligations in the Merger Agreement with respect to the transactions contemplated by the Merger Agreement are solely obligations of Purchaser and Buyer and are guaranteed by each of CSX and NSC on a 50% basis. The parties to the Merger Agreement agree and understand that, prior to the consummation of the Offer, all rights of Purchaser and Buyer under the Merger Agreement will be exercised solely by CSX and NSC acting collectively.

     The Term Sheet. On August 17, 1997 CSX, NSC and Mr. Rich entered into a letter agreement (the "Letter Agreement") to set forth their understanding with respect to the transaction. The Letter Agreement provides, among other things,
(a) that CSX, NSC and Mr. Rich shall negotiate in good faith towards definitive documentation in connection with final arrangements with respect to the transaction along the lines set forth in the Term Sheet attached to their proposal letter to the Company, dated August 8, 1997, as modified by the Merger Agreement (as so modified, the "Term Sheet") and (b) that, in the event of the termination of the Merger Agreement, Mr. Rich shall not participate in any termination fee under the Merger Agreement other than with respect to any arrangements which may exist respecting Expenses. The foregoing summary of the material terms of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which has been filed with the Commission as an Exhibit to the Schedule 14D-1 and the Schedule 13E-3. While the parties have agreed to negotiate definitive final arrangements along the lines set forth in the Term Sheet, such arrangements have yet to be negotiated and may vary from the Term Sheet to the favor or disfavor any of CSX, NSC or Mr. Rich.

     The following summary of certain provisions of the Term Sheet is qualified in its entirety by reference to the Term Sheet, a copy of which has been filed with the Commission as an Exhibit to the Schedule 14D-1 and the Schedule 13E-3.

  Capitalization of Purchaser.

     The Term Sheet provides that two series of a single class of senior preferred interests of Purchaser (each, a "Senior Preferred Interest") will be established, which two series will differ only as to redemption, one class of junior preferred interests of Purchaser (each, a "Junior Preferred Interest") and one class of common interests of Purchaser (each, a "Common Interest", and with the Senior Preferred Interests and the Junior Preferred Interests, the "Interests"). The Interests will have rights, preferences and privileges as follows.

     The Senior Preferred Interests will have distribution and liquidation preference over all other Interests. Distributions on Senior Preferred Interests will cumulate at the rate of 10% compounded annually until the Purchaser Board determines that sufficient cash is available to pay distributions in cash. The series of Senior Preferred Interests held by CSX and NSC (but not the series held by Mr. Rich) will have a redemption preference over all other Interests. Upon redemption, Senior Preferred Interests will be redeemed at liquidation preference plus accrued and unpaid distributions. The series of Senior Preferred Interests held by CSX and NSC will be mandatorily redeemable upon achieving certain cash levels from cash flow from operations and from dispositions of assets; the series of Senior Preferred Interests held by Mr. Rich will be redeemable at Mr. Rich's option at any time at which there is to be a cash redemption of the series of Senior Preferred Interests held by CSX and NSC or of Junior Preferred Interests. Senior Preferred Interests will be redeemed ratably when redeemed for cash.

     The Junior Preferred Interests will have a distribution, liquidation and redemption preference over all Common Interests, but will be subordinate, with respect to distributions and liquidation payments, to all Senior Preferred Interests (and, with respect to all redemption payments, to the series of Senior Preferred Interests held by CSX and NSC, but not to the series held by Mr.
Rich). Distributions on Junior Preferred Interests will cumulate at the rate of 4% compounded annually until the Purchaser Board determines that sufficient cash is available to pay distributions in cash, provided that no distributions on Junior Preferred Interests will be paid until all Senior Preferred Interests, with cumulative distributions, have been redeemed. Junior Preferred Interests will be mandatorily redeemable following redemption of the series of Senior Preferred Interests held by CSX and NSC at liquidation preference plus accrued and unpaid distributions, upon achieving certain cash levels from cash flow from operations and from dispositions of assets. Junior Preferred Interests (and, if applicable, Senior Preferred Interests held by Mr. Rich) will be redeemed ratably when redeemed for cash.

     Common Interests will be the only Interests entitled to vote. No distributions or liquidation payments shall be made on Common Interests until all Senior Preferred Interests, with cumulative distributions, and all Junior Preferred Interests, with cumulative distributions, have been redeemed.

  Contributions To Purchaser.

     The Term Sheet provides that (a) Mr. Rich will contribute a portion of his Shares and Options to Purchaser having an aggregate value of approximately $3,013,247, in exchange for a Senior Preferred Interest and a Common Interest as set forth below, (b) CSX will contribute to Purchaser its 110,250 Shares (the "CSX Share Contribution") having an aggregate value of approximately $2,425,500, together with 50% of the cost to acquire all outstanding Shares in the Offer and the Merger (other than the Shares to be contributed to Purchaser by Mr. Rich and CSX) and related Expenses (after taking into account the value, based upon the Offer Price, of the CSX Share Contribution) in cash in exchange for a Senior Preferred Interest, a Junior Preferred Interest and a Common Interest as set forth below, (c) NSC shall contribute 50% of the cost to acquire all outstanding Shares in the Offer and the Merger (other than the Shares to be contributed to

Purchaser by Mr. Rich and CSX) and related Expenses in cash, in exchange for a Senior Preferred Interest, a Junior Preferred Interest and a Common Interest as set forth below.

  Interests of Members in Purchaser.

     The Term Sheet provides that (a) the Common Interests shall be owned 80% by Mr. Rich, 10% by CSX and 10% by NSC, (b) Mr. Rich shall receive a Senior Preferred Interest, and, to the extent that Mr. Rich contributes Options to Purchaser, an option to purchase a Senior Preferred Interest, with a liquidation preference equal to the value of the Shares and Options, respectively, contributed to Purchaser by Mr. Rich, (c) each of CSX and NSC shall receive a Senior Preferred Interest, each with the same liquidation preference to be equal to the value of their respective contributions to Purchaser, (d) each of CSX and NSC shall receive a Junior Preferred Interest with a liquidation preference of $50 million.

  Put and Call Rights.

     The Term Sheet provides that, subject to all necessary approvals from Governmental Entities, Purchaser may call, in whole but, except as provided below, not in part, and Mr. Rich may put to Purchaser, in whole or, except as provided below, in part, Mr. Rich's Senior Preferred Interest, options to purchase a Senior Preferred Interest and Common Interest for a price equal to the sum of (a) in respect of a Senior Preferred Interest or option to purchase a Senior Preferred Interest, the liquidation preference of the Senior Preferred Interest put or called (or underlying the option put or called) plus accrued and unpaid distributions on such Senior Preferred Interest plus (b) in respect of a Common Interest, a nominal amount in respect of the Common Interest put or called. The foregoing put and call rights may be exercised at any time after the earlier of (a) the termination of Mr. Rich's employment as Chief Executive Officer by the Company or by reason of Mr. Rich's death or disability and (b) the third anniversary of the consummation of the Merger. Purchaser may assign its call right or put obligation to CSX and NSC (or to a voting trust established by them) in equal proportions, and, in the event that Purchaser has insufficient cash, Mr. Rich, exercising his put right, may put to CSX and NSC (or to a voting trust established by them) in equal proportions. In addition, CSX and NSC may, upon exercising the call rights or responding to an exercise of Mr. Rich's put rights, provide that the subject securities be conveyed to a third party; provided that, the event of any assignment of the put obligation by CSX or NSC, the payment of the put price shall be guaranteed by CSX and NSC in equal proportions. Notwithstanding the foregoing, in the event of a termination of Mr. Rich's employment as Chief Executive Officer by the Company for cause, until the third anniversary of the Merger, Mr. Rich's put right will be limited to his Common Interest and will not extend to his Senior Preferred Interest or option to purchase a Senior Preferred Interest and Purchaser will have the right to call Mr. Rich's Common Interest without Mr. Rich's Senior Preferred Interest or option to purchase a Senior Preferred Interest.

  Corporate Governance.

     The Term Sheet provides that the Purchaser Board will be comprised of seven individuals: Mr. Rich, four individuals designated by Mr. Rich and one individual designated by each of NSC and CSX. Major decisions outside the ordinary course of business (including material asset dispositions and approval of Purchaser's business plan and budget described below) will require the concurrence of the designees of CSX and NSC, consistent with regulatory requirements. Employment and put and call decisions with respect to Mr. Rich will be made by the disinterested directors on the Purchaser Board. Except with respect to day-to-day railroad operations, the Company shall follow a mutually agreed upon business plan and budget which shall be designed prior to the Effective Time (and updated by the Purchaser Board annually thereafter) with the goals of ensuring repayment of member contributions and maximizing the Company's value, which may include the disposition of assets. It is intended that the definitive documentation will contain customary provisions relating to corporate governance, put and call rights, and transferability restrictions.

  Management.

     The Term Sheet provides that Mr. Rich will enter into a three-year employment agreement to be Chief Executive Officer of the Company (the "New Employment Agreement"). It is expected that, pursuant to the

New Employment Agreement, (a) after the initial three-year term, Mr. Rich's employment will be renewed automatically for one-year terms unless the Company delivers written notice of termination to Mr. Rich during the period from 120 to 90 days prior to expiration of such term, and (b) Mr. Rich's salary and benefits (including, in lieu of receiving such benefits in connection with the transaction, severance benefits) will remain at current levels. It will be a condition of employment that Mr. Rich retain his Interests (subject to the put and call rights described herein) and that Mr. Rich live on the grounds of the Company's Edgewater property in Cooperstown, New York for the convenience and security of the Company and to ensure Mr. Rich's availability in the event of an emergency. The Term Sheet provides that Mr. Rich will enter into a customary non-compete and exclusive service agreement, subject to standard permissible activities, and that the Company will create a management incentive bonus program, to be approved with the concurrence of the disinterested directors on the Purchaser Board, which management incentive bonus program will provide cash bonuses to operating management upon achievement of certain financial targets following the transaction, to be determined without giving effect to the financing and transaction costs of the transaction.

  Certain Dispositions.

     The Term Sheet provides that Mr. Rich and the other on-going Company management will receive a commission on asset dispositions as follows: other than with respect to certain offers with respect to a non-freight transaction west of Passaic Junction, New Jersey described below, commissions will be payable only with respect to a transaction (a) consummated during Mr. Rich's employment as Chief Executive Officer of the Company or (b) arising from an opportunity identified to the CSX and NSC representatives on the Purchaser Board and significantly pursued by Mr. Rich (except in the event of a termination of Mr. Rich's employment by the Company prior to the third anniversary of the Merger without cause, in which case a lesser standard to be established in the definitive documentation will apply), the negotiation of which was approved by the CSX and NSC representatives on the Purchaser Board during such employment, and consummated within two years of the termination of such employment, in the case of non-passenger transactions, and four years of the termination of such employment, in the case of passenger transactions. The commissions will be paid in cash at the rate of 7% of the gross consideration received by the Company (or, in the case of a non-cash transaction, the fair market value of the asset disposed) in such transaction and shall be allocated among such Company management (and in such amounts) as is determined by Mr. Rich. No commission will be payable with respect to any freight transaction east of or including Passaic Junction, New Jersey. A commission will be payable with respect to any consummated non-freight transaction east of or including Passaic Junction that does not, in the reasonable judgment of both CSX and NSC, interfere with freight rights and operations if such non-freight transaction is approved by a supermajority of the Company Board and consummated. A commission will be payable with respect to a consummated freight transaction west of Passaic Junction, New Jersey and a commission will be payable with respect to (a) a consummated non-freight transaction west of Passaic Junction, New Jersey, or (b) a reasonable, bona fide and firm offer with respect to a non-freight transaction west of Passaic Junction, New Jersey which is rejected by the Purchaser Board.

     The Term Sheet also provides that either CSX or NSC will have a right of first refusal with respect to any transaction with respect to the Company's properties and assets west of Passaic Junction, New Jersey and, subject to the approval of the Purchaser Board with the concurrence of the CSX and NSC designees, CSX or NSC may use Senior Preferred Interests in connection with a purchase of any assets of the Company by such party.

  Expenses.

     The Term Sheet provides that each of CSX, NSC and Mr. Rich will bear its own Expenses with respect to the transactions, except that CSX and NSC have agreed to pay the reasonable fees and Expenses of one firm of legal counsel, up to $50,000 plus 50% of any such fees in excess of $50,000, for the benefit of Mr. Rich in connection with the transactions.

10. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder will recognize gain or loss for United States federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such shareholder's adjusted tax basis in such Shares. Such gain or loss will be capital gain or loss if the Shares constitute capital assets in the hands of the shareholder. Pursuant to recently enacted legislation, in the case of an individual holder of Shares, any such capital gain will be subject to a maximum United States federal income tax rate of (a) 20% if the holder's holding period in such shares was more than 18 months at the Effective Time, and (b) 28% if the holder's holding period was more than one year but not more than 18 months at the Effective Time. Any such capital loss will be subject to certain limitations on deductibility for United States federal income tax purposes.

     THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF SHAREHOLDERS, SUCH AS FINANCIAL INSTITUTIONS, BROKER-DEALERS, SHAREHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES, FOREIGN CORPORATIONS AND PERSONS WHO RECEIVED PAYMENTS IN RESPECT OF OPTIONS OR WARRANTS TO ACQUIRE SHARES.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE UNITED STATES ALTERNATIVE MINIMUM TAX, STATE AND LOCAL, AND FOREIGN TAX LAWS.

11. CERTAIN LITIGATION RELATING TO THE OFFER AND THE MERGER.

     On or about August 14, 1997, a complaint respecting a purported class action, captioned Bernabe v. Walter G. Rich et al., Index No. 97-114690, was filed in the Supreme Court of the State of New York for the County of New York (the "Complaint"). The Complaint names as defendants the Company and the members of the Company Board, including Mr. Rich, as well as CSX and NSC. The Complaint alleges, among other things, that the proposed acquisition referred to herein is the product of unfair dealing, that the proposed purchase price therefor is grossly inadequate, that the individual defendants have breached their fiduciary duties in failing to disclose material information, and that defendant Mr. Rich has breached his fiduciary duties by acting in a manner designed to benefit himself at the expense of the public shareholders. The Complaint further alleges that CSX and NSC have aided and abetted the alleged breaches of fiduciary duty by Mr. Rich. The Complaint seeks preliminary and permanent injunctive relief, rescission in the event a transaction is consummated and rescissory damages. Purchaser, Mr. Rich, CSX, NSC and the Company believe the claims are meritless. The foregoing summary is qualified in its entirety by reference to the Complaint, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1.

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined herein) and not withdrawn, as described under "THE TENDER OFFER -- Withdrawal Rights". The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, September 19, 1997, unless and until Purchaser, in its reasonable judgment (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. The Offer is subject to the Minimum Condition and to certain other conditions. See "THE TENDER OFFER -- Certain Conditions of the Offer".

     Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger and the Merger Agreement by the affirmative vote of the holders of 66 2/3% of the outstanding Shares, if required.

     Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the failure of any of the conditions specified in "THE TENDER OFFER -- Certain Conditions of the Offer" to be satisfied, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw his Shares. See "THE TENDER OFFER -- Withdrawal Rights".

     Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (a) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares in order to comply with any applicable laws, (b) to terminate the Offer and not accept for payment any Shares upon the failure of any of the conditions specified in "THE TENDER OFFER -- Certain Conditions of the Offer" to be satisfied and (c) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     If Purchaser extends the Offer, if Purchaser (whether before or after its acceptance for payment of the Shares) is delayed in its acceptance for payment of or payment for any Shares validly tendered and not withdrawn in the Offer or if Purchaser is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "THE TENDER OFFER -- Withdrawal Rights". Purchaser acknowledges that (a) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer and (b) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (a) above), any Shares upon the occurrence of any of the conditions specified in "THE TENDER OFFER -- Certain Conditions of the Offer" without extending the period of time during which the Offer is open.

     The Merger Agreement provides that Purchaser shall not, without the prior written consent of the Company, make any change in the terms or conditions of the Offer that is adverse to the holders of Shares, decrease the Offer Price or the number of Shares sought in the Offer or impose conditions to the Offer other than those set forth in the Merger Agreement (it being agreed that a waiver by Purchaser of any condition, in its discretion, shall not be deemed to be adverse to the holders of Shares); provided that, if on any scheduled expiration date of the Offer all conditions to the Offer shall not have been satisfied or waived, the Offer may, but need not, be extended from time to time without the consent of the Company for such period of time as is reasonably expected by Purchaser to be necessary to satisfy the unsatisfied conditions; provided further that the Offer may be extended by Purchaser without the consent of the Company for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; and provided further that, if at any scheduled expiration date of the Offer all conditions to the Offer shall have been satisfied but less than a number of Shares that, together with the number of Shares to be contributed by CSX and Mr. Rich to Purchaser, represent less than 90% of the outstanding Shares, on a fully-diluted basis, shall have been tendered into the Offer, Purchaser shall be entitled to extend the Offer from time to time without the consent of the Company (for not more than 10 business days) in order to permit Purchaser to solicit additional Shares to be tendered into the Offer. The conditions to the Offer are solely for the benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Purchaser) or may, but need not, be waived by Purchaser, in whole or in part at any time and from time to time, in its sole discretion.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day (as defined herein) after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changed terms or information. In the Commission's view, an offer should generally remain open for a minimum of five business days from the date a material change is first published, sent or given to shareholders. With respect to a change in price or a change in percentage of securities sought (other than an increase in the number of Shares sought not in excess of 2% of the outstanding Shares), a minimum 10-business-day period is required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act. Accordingly, if, prior to the Expiration Date, Purchaser decreases the number of Shares being sought, or increases or decreases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended at least until the expiration of such 10-business-day period.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should decide to increase the Offer Price, such increase in the Offer Price will be applicable to all shareholders whose Shares are accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to the date of such increase, and, if at the time notice of such increase in the Offer Price is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the 10th business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such 10-business-day period.

     The Company has provided Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's shareholder list, and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, any and all Shares which are validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with "THE TENDER OFFER -- Withdrawal Rights") promptly after the later to occur of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions set forth in "THE TENDER
OFFER -- Miscellaneous". Purchaser expressly reserves the right, in its discretion, to delay acceptance for payment of, or, subject to applicable rules of the Commission, payment for, Shares in order to comply, in whole or in part, with any applicable law.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (a) the Share Certificates or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares, if such procedure is available, into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company (each a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in "THE TENDER
OFFER -- Procedures for Accepting the Offer and Tendering Shares", (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or, in the case of a book-entry transfer, an Agent's Message (as defined herein) and (c) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering shareholders, Purchaser's obligation to make such payment shall be satisfied and tendering shareholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in "THE TENDER OFFER -- Procedures for Accepting the Offer and Tendering Shares", such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more direct or indirect wholly owned subsidiaries of Purchaser, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, provided that any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     Valid Tender of Shares. In order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer) and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, and either (a) the Share Certificates evidencing tendered Shares must be received by the Depositary at one of such addresses or Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in either of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantee. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (a) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (a) the tender is made by or through an Eligible Institution;

          (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (c) in the case of a guaranteed delivery of Shares, the Share Certificates for all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantee (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by such Letter of Transmittal, are received by the Depositary within three trading days on The Nasdaq National Market after the date of execution of the Notice of Guaranteed Delivery.

     Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares purchased pursuant to the Offer will, in all cases, be made only after timely receipt by the Depositary of (a) the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, if available, (b) a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message and (c) any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties, and which discretion may be delegated to the Depositary or other persons. In addition, Purchaser's or Purchaser's designees, interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of CSX, NSC, Mr. Rich, Purchaser, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, in its sole discretion, to waive any of the conditions of the Offer or any defect or irregularity in any tender with respect to Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

     Appointment as Proxy. By executing a Letter of Transmittal, as set forth above, a tendering shareholder irrevocably appoints designees of Purchaser as such shareholder's proxies, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser (and any and all noncash dividends, distributions, rights, other Shares, or other securities issued or issuable in respect of such Shares on or after August 22, 1997). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such shareholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise, and Purchaser reserves the right to require that, in order for Shares or other securities to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

     Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 20, 1997. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described in the paragraph below. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and the name of the registered holder of such Shares if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "THE TENDER
OFFER -- Procedures for Accepting the Offer and Tendering Shares", any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in "THE TENDER OFFER -- Procedures for Accepting the Offer and Tendering Shares".

5. PRICE RANGE OF SHARES.

     The Shares are listed and principally traded on The Nasdaq National Market under the symbol "DOCP". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on The Nasdaq National Market as reported by the Dow Jones News Service.

                                                                        HIGH         LOW
                                                                       -------     -------
        1994:
          First Quarter..............................................  $ 8  3/4    $ 8  3/4
          Second Quarter.............................................    9  1/4      8
          Third Quarter..............................................    9  1/4      8  1/4
          Fourth Quarter.............................................    9  1/2      8  1/4
        1995:
          First Quarter..............................................  $11         $ 9  3/4
          Second Quarter.............................................   10  1/4      9  1/4
          Third Quarter..............................................   10  1/2      9  1/2
          Fourth Quarter.............................................   10           9

                                                                        HIGH         LOW
        1996:
          First Quarter..............................................  $11         $ 9  1/4
          Second Quarter.............................................   11           8  3/4
          Third Quarter..............................................    9  1/4      7  1/2
          Fourth Quarter.............................................   11           7  1/2
        1997:
          First Quarter..............................................  $17         $ 9
          Second Quarter.............................................   23          14  3/4
          Third Quarter (through August 22, 1997)....................   24  1/2     17  3/4

     On August 15, 1997, the last trading day prior to the announcement of the proposed transaction, the closing price per Share as reported on The Nasdaq National Market was $22.00. As of August 21, 1997, no cash dividends were paid by the Company on the Shares or declared as payable on a future date.

     SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of any remaining Shares held by the public. It is expected that, following the Offer, a large percentage of the outstanding Shares will be owned by Purchaser.

     Possible Effects of the Offer on the Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

     Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in The Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares, held by at least 400 stockholders or 300 stockholders of round lots, with a market value of at least $1,000,000, and have net tangible assets of at least $1,000,000 or $4,000,000, depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in The Nasdaq Stock Market, with quotations published in the NASD Automatic Quotation System ("NASDAQ") "additional list" or in one of the "local lists". However, if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 100,000 or there were not at least two registered and active market makers for the Shares, the NASD's rules provide that the Shares would no longer be "qualified" for The Nasdaq Stock Market reporting, and The Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owners of more than 10% of the Shares are not considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market and the Shares are no longer included in The Nasdaq National Market or in any other tier of The Nasdaq Stock Market, as the case may be, the market for Shares could be adversely affected.

     In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of The Nasdaq Stock Market, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of

Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Margin Regulations. The Shares may currently be "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which would have the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors, such as the number of record holders of the Shares and the number and market value of publicly held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute "margin securities" for purposes of the Federal Reserve Board's margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition and in any event, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities".

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for de-registration under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders of the Shares. The termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission, and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with meetings of shareholders meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act").

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for reporting on The Nasdaq National Market.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Purchaser, CSX, NSC or Mr. Rich assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, CSX, NSC and Mr. Rich.

     General. The Company is a New York corporation with its principal executive offices located at 1 Railroad Avenue, Cooperstown, New York 13326. According to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company's 10-K"). The Company operates in one business segment -- railroad transportation. The Company's rail system provides rail service for customers along its routes in Upstate New York and Northern New Jersey and access to the national rail system through interchange facilities with two of the major northeastern railroads, Conrail, Inc. and the CP Rail System. Additionally, pursuant to a Haulage Agreement with CP, the Company has direct access with the Norfolk Southern rail system and other carriers in Buffalo, New York. The Company's railroad system is devoted principally to carrying freight, but also generates revenue through the operation of passenger excursion trains. The Company seeks to encourage development on and near, and utilization of, its real estate and rights-of-way by potential shippers and as a possible source of additional revenue. The Company also generates revenues by granting to various entities, such as utilities, pipeline and communication companies and non-industrial tenants, the right to occupy its railroad right-of-way and other real property. The Company also hires rail equipment to, and repairs rail equipment owned by, others, provides services related to the transfer of bulk commodities from railcar to truck, and provides administrative services related to railroad operations. The Company was founded in 1965.

     On January 31, 1996, the Company acquired a 40% interest in The Toledo, Peoria and Western Railroad Corporation. The investment is accounted for under the provisions of AFB 18, The Equity Method of Accounting for Investments in Common Stock. TP&W owns a 284 mile Class III regional railroad which provides rail service on a generally East-West route from Fort Madison, Iowa through Central Illinois (approximately 70 miles south of Chicago) to Logansport, Indiana. TP&W hauls agricultural products, chemicals, coal, fertilizer, food products, steel and manufactured goods and consumer products, and operates two intermodal facilities. In addition to its ownership interest, the Company derives revenue by providing certain administrative services to TP&W.

     Directors and Officers. The name, address, principal occupation or employment, five-year employment history, and citizenship of each director and executive officer of the Company is set forth in Schedule II hereto.

     Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Company's 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q, as amended, for the quarter ended June 30, 1997 (the "Company's 10-Q"). More comprehensive financial information is included in the Company's 10-K, the Company's 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.

                          DELAWARE OTSEGO CORPORATION

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
          (UNITED STATES DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                FISCAL YEAR ENDED DECEMBER       SIX MONTHS ENDED
                                                            31,                      JUNE 30,
                                               -----------------------------    ------------------
                                                1996       1995       1994       1997       1996
                                               -------    -------    -------    -------    -------
                                                                   (UNAUDITED)
INCOME STATEMENT DATA:
Revenue......................................  $32,282    $34,524    $27,463    $15,362    $15,326
Income (Loss) from Operations................      789      1,562      2,459       (429)    (1,672)
Income (Loss) Before Income Taxes,
  Extraordinary Items and Equity Interest in
  Income (Loss) of Affiliate.................    1,867     (2,493)     3,348     (1,255)    (2,175)
Net Income (Loss)............................   (1,165)     1,615     (2,448)      (813)    (1,495)
Net Income (Loss) Per Share..................  $ (0.64)   $  0.86    $  1.44    $ (0.44)   $ (0.87)

                                                              AT DECEMBER 31,
                                                             ------------------
                                                              1996       1995      AT JUNE 30, 1997
                                                             -------    -------    ----------------
                                                                                     (UNAUDITED)
BALANCE SHEET DATA:
Current Assets.............................................  $10,852    $10,268        $ 10,745
Property and Equipment (Net)...............................   63,934     62,987          63,375
Total Assets...............................................   78,323     74,778          77,695
Current Liabilities........................................   16,874     15,552          16,578
Long-Term Liabilities......................................   26,855     26,780          26,055
Total Shareholders' Equity.................................   34,594     32,446          35,062

     Ratio of Earnings to Fixed Charges; Book Value per Share. The Company's ratio of earnings to fixed charges for the fiscal year ended December 31, 1996 was (.46). The ratio of earnings to fixed charges for the fiscal year ended December 31, 1995 was (1.07). The ratio of earnings to fixed charges for the fiscal half-year ended June 30, 1997 was (.48). For purposes of this paragraph, "earnings" is the Company's pre-tax income from continuing operations adjusted for the profit/loss input of items considered in fixed costs and "fixed costs" is the Company's (a) interest (whether expensed or capitalized), (b) amortization of debt expense, discounts, or premiums, (c) such portion of rent expense representative of interest, and (d) preferred stock dividends due majority owned interests.

     The Company's book value per share and common share equivalent was $18.89 per Share for the year ended December 31, 1996 and $18.65 per Share for the quarter ended June 30, 1997.

     Certain Other Information. The Company does not, as a matter of course, make public its business plans, forecasts as to future earnings or financial performance or estimated values or appraisals of its assets. In the course of its discussions with Mr. Rich, CSX and NSC described under "SPECIAL FACTORS -- Background of the Offer and the Merger", the Company provided Mr. Rich, CSX and NSC with certain business and financial information which Mr. Rich, CSX and NSC believe was not publicly available. Such information included, among other things, (i) an estimate of certain projected 1997 income statement and balance sheet data (the "1997 Estimates") and an estimate of values for certain of the Company's assets prepared by management of the Company (the "Company Estimates" and, together with the 1997 Estimates, the "Estimates"). The Estimates do not take into account any of the potential effects of the transactions contemplated by the Offer and/or the Merger. However, the Company Estimates contained no adjustment for or consideration of (i) the income tax consequences of a sale of assets, (ii) the value that the Company could receive for its facilities from parties other than another railroad, (iii) the costs that the Company would incur in disposing of its assets, (iv) the expense, or likelihood of, obtaining regulatory approval to sell railroad assets, (v) the amount of time that a disposition of assets would likely take, or (vi) the relatively few number of prospective buyers which had been identified.

     The 1997 Estimates for total operating revenues, total operating expenses, income from operations and net income (loss) for fiscal year 1997 was $33,413,000, $32,230,000, $2,142,000 and $2,340,000, respectively. The 1997
Estimates for total assets, total liabilities and total shareholders' equity for year-end 1997 were $87,676,000, $45,527,000 and $42,149,000, respectively.

     In the Company Estimates, the Company's total assets were estimated at $117,156,000, the Company's net long-term debt was estimated at $8,570,000 and, therefore, the net value of the Company was estimated at $108,586,000.

     The Estimates were not prepared with a view to public disclosure or compliance with published guidelines of the Commission or the guidelines established by The American Institute of Certified Public Accountants. The Estimates are included in this Offer to Purchase only because such information was provided to Mr. Rich, CSX and NSC. None of CSX, NSC, Mr. Rich, Purchaser or any party to whom the Estimates were provided assumes any responsibility for the accuracy of such information. While presented with numerical specificity, the Estimates are based upon a variety of assumptions relating to the businesses of the Company and its subsidiaries (including TP&W) and the railroad business environment, among other things, which may not be realized and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, Purchaser, NSC, CSX or Mr. Rich. There can be no assurance that the Estimates could be realized, and actual realized values could vary materially from those shown. The Estimates have not been examined or compiled by the Company's independent public accountants. For these reasons, as well as the bases on which such Estimates were compiled, there can be no assurance that such Estimates will be realized, or that actual realized values would not be higher or lower than those estimated. The inclusion of such Estimates herein should not be regarded as an indication that CSX, NSC, Mr. Rich, purchaser or any other party who received such information considers it an accurate prediction of realizeable values for the relevant assets.

     The Company is subject to the informational filing requirements of the Exchange Act, and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, Options granted to them, the principal holders of the

Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection at the Commission's regional offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.

8. CERTAIN INFORMATION CONCERNING PURCHASER, CSX, NSC AND MR. RICH.

     Purchaser. Purchaser is a newly formed New York limited liability company organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located in the County of Otsego, State of New York. All interests in Purchaser are or will be owned by CSX (or its subsidiary), NSC (or its subsidiary) and Mr. Rich as Purchaser's members.

     Until immediately prior to the time that Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available. Buyer will be organized by Purchaser as a New York corporation shortly prior to the Merger and will have minimal assets and capitalization.

     CSX. CSX is a Virginia corporation with its principal executive offices located at One James Center, 901 East Cary Street, Richmond, Virginia 23219.

     CSX provides rail, intermodal, ocean container-shipping, barging, trucking, and contract logistics services worldwide. Through its subsidiary, CSXT, CSX provides rail freight transportation and distribution services over approximately 18,500 route miles in 20 states in the United States east, midwest and south, and in Ontario, Canada. CSXT interchanges freight with western railroads at key gateways in Chicago, East St. Louis, Memphis and New Orleans. CSXT's service territory includes 26 port cities for international transport. In 1995, the principal commodities hauled by CSXT were coal, chemicals, automotive parts, finished vehicles, agricultural products, forest products (including paper, paper products, and lumber products), minerals, fertilizers, and metals.

     CSX also transports freight through subsidiaries that conduct container-shipping, intermodal and barge operations. CSX's subsidiary, Sea-Land Service Inc. ("Sea-Land"), is the largest container-shipping line in the United States and one of the three largest container-shipping companies in the world. Sea-Land operates more than 100 container ships and nearly 200,000 containers throughout the world. CSX's subsidiary, American Commercial Lines Inc., is the largest and most diversified barge transportation firm in both North and South America. CSXT Intermodal, Inc. provides shippers with nationwide intermodal service for moving domestic and international freight in trailers, domestic containers and international steamship containers, often in close alignment with CSXT and Sea-Land.

     NSC. NSC is a Virginia corporation with its principal executive offices located at Three Commercial Place, Norfolk, Virginia 23510-9421.

     NSC is a holding company that owns all the common stock of and controls a major freight railroad, Norfolk Southern Railway Company; a motor carrier, North American Van Lines, Inc. ("North American"); and a natural resources company, Pocahontas Land Corporation ("Pocahontas Land"). Norfolk Southern Railway Company's lines extend over more than 14,300 miles of road in 20 states, primarily in the United States southeast and midwest, and in the Province of Ontario, Canada. North American provides household moving and specialized freight handling services in the United States and Canada, and offers certain motor carrier services worldwide. Pocahontas Land manages approximately 900,000 acres of coal, natural gas and timber resources in Alabama, Illinois, Kentucky, Tennessee, Virginia and West Virginia.

     Other. Subsidiaries of NSC and CSX, on the one hand, and the Company, on the other hand, participate in the normal interchange of rail freight traffic and are parties to agreements relating to the provision of rail transportation services. In connection with interchange traffic, either or both railroads of NSC or CSX and the Company may be the party billing the shipper of such interchange freight, and, in cases where one of the parties bills for the entire shipment, such party periodically will remit to the other party the net amount of the proceeds due to such other carrier in accordance with standard industry practice. NSC's rail subsidiary interchanges traffic to or from the account of the Company's principal rail subsidiary, the New York, Susquehanna and Western Railway Company ("NYS&W"), at Buffalo, New York. NYS&W does not itself haul freight to Buffalo and directly interchange with NSC. Instead, freight traffic is hauled for the account of NYS&W between Buffalo and Binghamton, New York, by a subsidiary of Canadian Pacific Railway Company pursuant to a haulage arrangement between the Canadian Pacific Railway Company subsidiary and NYS&W. In 1994, 1995 and 1996, the total loads handled by NSC's rail subsidiary that were interchanged at Buffalo to or from the account of NYS&W were approximately 40,000, 83,000 and 86,000, respectively.

     On January 31, 1996, the Company completed the purchase of a 40% interest in TP&W. That purchase was made in connection with a restructuring of TP&W's outstanding debt. CSX was then a creditor of TP&W, with a claim asserted against TP&W for $5,200,000. In exchange for releasing its claim, CSXT received a $1,000,000 interest-bearing promissory note from the Company, 100,000 Shares and 20% of the outstanding common shares of TP&W. CSXT has certain governance rights with respect to TP&W, including the right to participation on its board of directors and the right to approve certain major decisions.

     In May 1997, CSX and NSC, through a jointly owned limited liability company, acquired more than 50% of the voting stock of Conrail Inc. ("Conrail") and thereafter effected a merger pursuant to which still outstanding Conrail stock was canceled and converted into the right to receive cash. Conrail owns the largest freight railroad in the northeastern United States. CSX and NSC have entered into certain agreements pursuant to which the assets and liabilities of Conrail will be allocated to CSX and NSC or shared by CSX and NSC following approval of such transactions by the United States Surface Transportation Board, which approval is expected to be obtained by July 1998. Until such approval, Conrail stock will be held by a voting trust established for such purpose.

     CSX and NSC are both subject to the information and reporting requirements of the Exchange Act and are required to file reports and other information with the Commission relating to their business, financial condition and other matters. Information, as of particular dates, concerning CSX's and NSC's directors and officers, their remuneration, stock options granted to them, the principal holders of CSX's and NSC's securities, any material interests of such persons in transactions with CSX and NSC and other matters is required to be disclosed in proxy statements distributed to CSX's and NSC's shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company in "THE TENDER OFFER -- Certain Information Concerning the Company." The shares of both CSX's and NSC's common stock are listed on the New York Stock Exchange, Inc. (the "NYSE"), and reports, proxy statements and other information concerning CSX and NSC should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of CSX, NSC and Purchaser are set forth in Schedule I hereto.

     Mr. Rich. Mr. Rich is President and Chief Executive Officer of Purchaser. He has been President and Chief Executive Officer of the Company since 1971, and joined the Company in 1966 as General Manager. Mr. Rich also serves as a director of Norwich Aero Products, Inc., New York State Business Development

Corp., Security Mutual Life Insurance Company of New York, New York State Electric and Gas Company and TP&W. Mr. Rich was appointed to the New York State Public Transportation Safety Board in 1993.

     Except as set forth in this Offer to Purchase, none of CSX, NSC, Mr. Rich or Purchaser, nor, to the best knowledge of CSX, NSC and Purchaser, any of the persons listed in Schedule I hereto, or any associate or majority owned subsidiary of such persons, beneficially owns any equity security of the Company, and none of CSX, NSC, Mr. Rich nor Purchaser, nor, to the best knowledge of CSX, NSC, Mr. Rich and Purchaser, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.

     Except as set forth in this Offer to Purchase, none of CSX, NSC, Mr. Rich or Purchaser, nor, to the best knowledge of CSX, NSC, Mr. Rich and Purchaser, any of the persons listed in Schedule I hereto, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of CSX, NSC, Mr. Rich or Purchaser, nor, to the best knowledge of CSX, NSC, Mr. Rich and Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

     Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between CSX, NSC or Purchaser, or their respective subsidiaries, or, to the best knowledge of CSX, NSC or Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets.

     All per share data for periods prior to December 21, 1995 have been adjusted for the two-for-one common stock split distributed to shareholders on that date.

9. SOURCE AND AMOUNT OF FUNDS.

     Purchaser estimates that the total amount of funds required to purchase Shares pursuant to the Offer, if fully subscribed, and to pay all related costs and expenses will be approximately $50 million. See "THE TENDER OFFER -- Fees and Expenses".

     Purchaser plans to obtain the necessary funds through capital contributions or advances made by CSX and NSC. Each of CSX and NSC plan to obtain the funds for such capital contributions or advances from its available cash and working capital.

10. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY.

     The purpose of the Offer is for Purchaser to obtain sufficient equity interest in the Company to consummate a business combination between Buyer and the Company. Upon consummation of the Merger, Purchaser intends to continue to review the combined company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management, and consider if any changes would be desirable in light of the circumstances then existing. See "SPECIAL FACTORS -- Purpose and Effects of the Offer and the Merger; Reasons for the Offer and the Merger".

     Except as noted in this Offer to Purchase, none of CSX, NSC, Mr. Rich nor Purchaser has any present plans or proposals that relate to or would result in
(a) an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, (b) any changes in the Company Board or management, (c) any material change in the Company's present capitalization, corporate structure or business, (d) causing a class of the Company's securities to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, or (e) a class of the Company's securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

11. DIVIDENDS AND DISTRIBUTIONS.

     As of the date hereof, the Company has not declared or paid any cash dividends or made any cash distributions, and does not intend to declare or pay, prior to the Merger, any dividends or make any distributions.

     Payment of dividends and distributions by the Company is subject to certain restrictions contained in agreements in respect of the Company's credit arrangements.

     On February 20, 1997, the Company declared a 5% stock dividend payable to shareholders of record on February 28, 1997. Such dividend was paid on March 31, 1997, resulting in the issuance of 86,703 Shares. On January 30, 1996, the Company declared a 5% stock dividend payable to shareholders of record on February 14, 1996. Such dividend was paid on March 20, 1996, resulting in the issuance of 82,297 Shares. On December 21, 1995 the Company distributed a two-for-one common stock split to shareholders.

12. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, and in addition to and not in limitation of Purchaser's rights to extend or amend the Offer at any time, in its sole discretion (subject to the Merger Agreement), Purchaser shall not be required to accept for payment of, or, subject to any applicable rules or regulations of the Commission, pay for any Shares, and may delay the acceptance of payment of, or, subject to any restriction referred to above, the payment for, and may terminate the Offer, if (a) the number of Shares tendered pursuant to the Offer prior to the expiration of the Offer and not withdrawn, together with the Shares owned by Mr. Rich, Purchaser or any subsidiary of Purchaser or to be contributed to Purchaser pursuant to binding agreements (which Purchaser, in its reasonable judgment, believes will be performed) represents, on a fully diluted basis, less than 66 2/3% of the outstanding Shares, (b) the waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") applicable to the transactions contemplated by the Merger Agreement shall not have expired or been terminated, if the HSR Act is applicable, or any other regulatory approvals required under applicable law for consummation of the Offer shall not have been obtained; or (c) at any time prior to the acceptance for payment of Shares, any of the following conditions exist:

          (i) there shall be instituted, pending or threatened any action, investigation or proceeding by any domestic or foreign government or Governmental Entity, or there shall be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any domestic or foreign court or Governmental Entity (other than shareholder litigation by shareholders of the Company acting in their capacity as shareholders of the Company and other than actions or proceedings by any person before a Governmental Entity to the extent that such person seeks the imposition of conditions in proceedings pending as of the date of the Merger Agreement), (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Purchaser or the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly, relating to the transactions contemplated by the Offer or the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Purchaser or its affiliates of all or any portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Purchaser or any of its affiliates, or to compel Purchaser or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or of Purchaser or any of its affiliates,
     (C) seeking to impose or confirm limitations on the ability of Purchaser or any of its affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Purchaser or any of its affiliates on all matters properly presented to the

     Company's shareholders or (D) seeking to require divestiture by Purchaser or any of its affiliates of any Shares; or

          (ii) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to, or any consent or approval withheld with respect to the Offer, the acceptance for payment of or payment for any Shares or the Merger, by any domestic or foreign court or government or Governmental Entity that, in the reasonable judgment of Purchaser, might, directly or indirectly, result in any of the consequences referred to in sub-clauses (A) through (D) of clause (i) above; or

          (iii) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, which breach or failure to perform shall not have been cured, or any of the representations and warranties of the Company set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time and shall continue to be untrue; or

          (iv) the Merger Agreement shall have been terminated in accordance with its terms or all conditions (other than the condition pertaining to shareholder approval) to the consummation of the Merger shall not have been satisfied;

which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition (including any action or omission by Purchaser) or may be waived by Purchaser, in whole or in part, at any time and from time to time, in its reasonable discretion. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

13. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to the Merger and other such "going private" transactions in which a purchaser seeks to acquire the remaining Shares not held by it. Rule 13e-3 under the Exchange Act requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such transaction, be filed with the Commission and disclosed to shareholders prior to consummation of the transaction.

     General. Except as otherwise disclosed herein, based on representations and warranties made by the Company in the Merger Agreement and a review of publicly available information filed by the Company with the Commission, neither Purchaser nor CSX, NSC or Mr. Rich is aware of (a) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or the Merger, respectively, or (b) any approval or other action by any Governmental Entity, that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that such approval or action would be sought. While Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or Purchaser or that certain parts of the businesses of the Company might not have to be disposed of in the event that any such approvals were not obtained or any other actions were not taken. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See "THE TENDER OFFER -- Certain Conditions of the Offer."

     Antitrust. Under the HSR Act, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the United States Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. Purchaser does not believe that the HSR Act is applicable to the Offer or the Merger.

     Notwithstanding the inapplicability of the HSR Act, the FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after the purchase by Purchaser of Shares pursuant to the Offer, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by Purchaser. Private parties and state governments may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, of the result. See "THE TENDER OFFER -- Certain Conditions Of the Offer" for the certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Surface Transportation Board. Purchaser does not believe that the Offer or the Merger will require the approval of, or exemption from, the United States Surface Transportation Board.

     State Takeover Statutes. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. Mite Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which states have enacted takeover laws. Purchaser does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws are applicable to the transactions, and an appropriate court does not determine that such law is, or such laws are inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See "THE TENDER OFFER -- Miscellaneous".

     In general, Section 912 of the NYBCL (the "New York Takeover Statute") prevents an "interested shareholder" (defined in the New York Takeover Statute generally as a person that is the "beneficial owner" (as defined in the New York Takeover Statute)) of 20% or more of a domestic New York corporation's outstanding voting stock from engaging in a "business combination" (defined in the New York Takeover Statute as a variety of transactions, including mergers, as set forth in the second following paragraph) with such corporation for five years following the date such person became an interested shareholder unless the board of directors approved such business combination or stock acquisition prior to the date the shareholder became an interested shareholder. In addition, no domestic New York corporation may engage in a business combination at any time other than as follows: (a) the board of directors of the corporation approved the business combination before the interested shareholder party to such business combination became an interested shareholder, (b) not earlier than five years after the shareholder became an interested shareholder, a majority of the outstanding voting stock not beneficially owned by the interested shareholder approved the business combination; or (c) the business combination meets certain conditions, including minimum per share and aggregate prices (determined in accordance with the statutory rules contained in the New York State Takeover Statute), the form of consideration used in such business combination, the application of such rules to all shareholders (other than the interested shareholder), and certain restrictions on the acquisition of additional shares by the interested shareholder after the date such shareholder became an interested shareholder and prior to the consummation of such business combination.

     Under the New York Takeover Statute, the restrictions described above do not apply if, among other things: (a) a corporation does not have a class of voting securities registered with the Commission pursuant to the Exchange Act, unless the corporation's certificate of incorporation provides otherwise; (b) a corporation has amended its certificate of incorporation to subject the corporation to the provisions of the New York Takeover Statute and, at the time of such amendment, (i) the corporation did not have any class of voting securities registered with the Commission pursuant to the Exchange Act and (ii) the business combination in question is with an interested shareholder whose stock acquisition date is prior to the effective date of such amendment; (c) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by the New York Takeover Statute; (d) the corporation, by action of its board of directors, adopts an amendment to its bylaws prior to March 31, 1986 expressly electing not to be governed by the New York Takeover Statute; (e) the corporation, by action of a majority of its shareholders (other than interested shareholders and their affiliates and associates), adopts an amendment to its bylaws expressly electing not to be governed by the New York Takeover Statute, which amendment (i) does not take effect until 18 months after the adoption of such amendment and (ii) does not apply to any business combination with any person who became an interested shareholder of the corporation on or prior to the effective date of such amendment; (f) a shareholder becomes an interested shareholder "inadvertently" and (i) as soon as practicable thereafter divests itself of a sufficient number of shares so that such shareholder ceases to be an interested shareholder and
(ii) but for the inadvertent acquisition, would not have been an interested shareholder at any time during the last five years; and (g) an interested shareholder was the beneficial owner of 5% or more of the outstanding voting stock of such corporation on October 30, 1985 and remained such through the time such shareholder became an interested shareholder.

     The New York Takeover Statute provides that, during the five-year period following the date a person becomes an interested shareholder, the corporation may not merge or consolidate with an interested shareholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an interested shareholder or any affiliate or associate thereof, including, without limitation, the following: (a) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of (i) the aggregate market value of either (A) all of the corporation's assets or (B) all of the corporation's outstanding stock or (ii) the corporation's earning power or net income (determined on a consolidated basis); (b) any transaction which results in the issuance or transfer by the corporation (or any of its subsidiaries) of any stock of the corporation (or any of its subsidiaries) having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding stock of such corporation (or subsidiary) to the interested shareholder, subject to certain pro rata distributions; (c) a plan or proposal to liquidate or dissolve the corporation proposed by an interested shareholder; (d) any transaction involving the corporation or any majority owned subsidiary thereof which has the effect of increasing the proportionate shares of any class or series, or securities convertible into the shares of any class or series, of voting stock of the corporation or any such subsidiary which is owned by the interested shareholder (except as a result of immaterial changes due to fractional share adjustments); or (e) the receipt by an interested shareholder of the benefit (other than proportionately as a shareholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

14. FEES AND EXPENSES.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     The Merger Agreement provides, except in certain cases in which the Merger is not consummated, as summarized under "SPECIAL FACTORS -- The Merger Agreement and Related Agreements", that all fees, costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such fees, costs and expenses, whether or not the transactions contemplated by the Merger Agreement are consummated; and it is expected that such fees, other than printing fees and certain legal fees incurred by Mr. Rich, which are expected to be paid by the Company following the Merger, will be paid by such parties.

     Purchaser, Mr. Rich, CSX and NSC have retained MacKenzie Partners, Inc., as the Information Agent, and Citibank, N.A., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview, and may request banks, brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent, Purchaser will pay MacKenzie Partners, Inc. a reasonable and customary fee and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the United States federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under United States federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     The following is an estimate of expenses to be incurred in connection with the Offer and the Merger:

    EXPENSES TO BE PAID BY PURCHASER AND ITS AFFILIATES:
      Legal Fees.............................................................  $  750,000
      Printing and Mailing...................................................     100,000
      Advertising............................................................      70,000
      Filing Fees............................................................      10,000
      Depositary Fees........................................................       2,500
      Information Agent Fees.................................................      15,000
      Miscellaneous..........................................................       5,000
                                                                               ----------
              Total..........................................................  $  952,500
                                                                               ==========
    EXPENSES TO BE PAID BY THE COMPANY:
      Financial Advisor......................................................  $  875,000
      Legal Fees.............................................................     150,000
      Miscellaneous..........................................................       5,000
                                                                               ----------
              Total..........................................................  $1,030,000
                                                                               ==========

15. MISCELLANEOUS.

     Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid United States state statute. If Purchaser becomes aware of any such valid United States state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such United States state statute. If, after such good faith effort, Purchaser cannot comply with any such United States state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     CSX, NSC, Mr. Rich and Purchaser have filed the Schedule 14D-1 and the
Schedule 13E-3, and the Company has filed the Schedule 14D-9. The Company's recommendation with respect to the Offer and other information required to be disseminated to shareholders of the Company pursuant to Rule 14d-9 under the Exchange Act is contained in this Offer to Purchase. Such statements, which furnish certain additional information with respect to the Offer, may be examined and copies may be obtained at the same places and in the same manner set forth in "THE TENDER OFFER -- Certain Information Concerning the Company" (except that they will not be available at regional offices of the Commission). The Schedule 14D-1 and the Schedule 13E-3, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in "THE TENDER OFFER -- Certain Information Concerning the Company" (except that they will not be available at the regional offices of the Commission).

                                          DOCP ACQUISITION LLC

                                          August 22, 1997

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                           OF PURCHASER, CSX AND NSC

     1. Directors and Executive Officers of Purchaser. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each person currently expected to be a director or executive officer of Purchaser. Each such individual is a citizen of the United States and has held the positions as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. As stated under "SPECIAL FACTORS -- The Merger Agreement and Related Agreements," Purchaser's Board will consist of Mr. Rich, four designees of Mr. Rich and one designee of each of CSX and NSC. It is currently not known who will be Mr. Rich's, NSC's or CSX's designees or who will serve as executive officers other than Mr. Rich. Directors are indicated by an asterisk.

NAME AND CURRENT                     PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
BUSINESS ADDRESS                                HELD DURING THE PAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
Walter G. Rich*..................  President & Chief Executive Officer, the Company and all
                                   wholly
  1 Railroad Avenue                owned subsidiaries, since 1971. Director of Norwich Aero
  Cooperstown, New York 13326      Products, Inc., New York State Business Development Corp.,
                                   Security Mutual Life Insurance Company of New York, New
                                   York State Electric and Gas Company and The Toledo, Peoria
                                   and Western Railroad Corporation. Member, New York Public
                                   Transportation Safety Board (since 1993). Director of the
                                   Company since 1968.

     2. Directors and Executive Officers of CSX. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments, and business addresses thereof for the past five years of each director and executive officer of CSX. Unless otherwise indicated, the current business address of each individual is One James Center, 901 East Cary Street, Richmond, VA 23219. Unless otherwise indicated, each such individual is a citizen of the United States and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with CSX. Where no date is given for the commencement of the indicated office or position, such office or position was assumed prior to December 6, 1991. Directors are indicated by an asterisk.

NAME AND CURRENT                     PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
BUSINESS ADDRESS                                HELD DURING THE PAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
John Q. Anderson.................  Executive Vice President, Sales and Marketing, CSXT, since
                                   May 1996. Prior thereto, Senior Vice President -- Coal,
                                   Metals and Minerals Business of Burlington Northern Santa
                                   Fe Corporation and Executive Vice President of Burlington
                                   Northern Railroad.

Mark G. Aron.....................  Executive Vice President -- Law and Public Affairs, CSX,
                                   since April 1995. Prior thereto, Senior Vice
                                   President -- Law and Public Affairs, CSX.
Elizabeth E.                       John C. Hower Professor of Public Policy and Management,
Bailey*..........................  The Wharton School of the University of Pennsylvania.
  3620 Spruce Street               Director of College Retirement Equities Fund, Honeywell,
  Philadelphia, PA 19104           Inc. and Philip Morris Companies, Inc. Director of CSX
                                   since November 1989.

NAME AND CURRENT                     PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
BUSINESS ADDRESS                                HELD DURING THE PAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
Robert L. Burrus,                  Partner in and Chairman of McGuire, Woods, Battle &
Jr.*.............................  Boothe, a Virginia law firm. Director of Concepts Direct,
  One James Center                 Inc., Heilig-Meyers Company; O'Sullivan Corporation, S&K
  901 East Cary Street             Famous Brands, Inc. and Smithfield Foods, Inc., Director
  Richmond, VA 23219               of CSX since April 1993.

Alvin R. Carpenter...............  President and Chief Executive Officer, CSXT, since January
                                   1992.

John P. Clancey..................  President and Chief Executive Officer, Sea-Land, since
                                   August 1991.

Donald D. Davis..................  Senior Vice President -- Employee Relations, CSXT, since
                                   April 1992.

Andrew B. Fogarty................  Senior Vice President -- Corporate Services, CSX, since
                                   August 1997. Prior thereto, Senior Vice
                                   President -- Finance & Planning, Sea-Land, beginning June
                                   1996, Vice President -- Audit and Advisory Services, CSX,
                                   from February 1995 to June 1996, and Vice
                                   President -- Executive Department, CSX.

Paul R. Goodwin..................  Executive Vice President -- Finance and Chief Financial
                                   Officer, CSX, since April 1995, Executive Vice
                                   President -- Finance and Administration, CSXT, from
                                   February 1995 to April 1995. Prior thereto, Senior Vice
                                   President -- Finance, CSXT.

Bruce C.                           Chairman and Chief Executive Officer of Ethyl Corporation,
Gottwald*........................  a worldwide producer of petroleum additives. Director of
  330 South Fourth Street          James River Corporation and Tredegar Industries, Inc.
  P.O. Box 2189                    Director of CSX since April 1988.
  Richmond, VA 23219

Robert J. Grassi.................  Senior Vice President -- Finance and Planning and Chief
                                   Financial Officer, Sea-Land, since August 1997. Prior
                                   thereto, Senior Vice President -- Atlantic, AME Services,
                                   Sea-Land, beginning June 1996 and, Senior Vice
                                   President -- Finance and Planning, Sea-Land.

Michael C. Hagan.................  President and Chief Executive Officer, American Commercial
                                   Lines, Inc., since May 1992.

John R.                            Retired Chairman of Ashland Inc., a diversified energy
Hall*............................  company with operations in petroleum refining and
  100 Ashland Dr.                  marketing, chemicals, highway construction, oil and gas
  Russell, KY 41169                applications and coal. Director of Banc One Corporation,
                                   The Canada Life Assurance Company, Humana Inc., LaRoche
                                   Industries Inc., Reynolds Metals Company and UCAR
                                   International Inc. Director of CSX since May 1994.

Robert D.                          Vice Chairman of HFS, Inc. and Chairman, President and
Kunisch*.........................  Chief Executive Officer, PHH Corporation, provider of
  11333 McCormick Rd.              value added business services, including vehicle
  Hunt Valley, MD 21031            management services, real estate and mortgage banking
                                   services. Director of Mercantile Bankshares Corporation
                                   and GenCorp. Director of CSX since October 1990.

NAME AND CURRENT                     PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
BUSINESS ADDRESS                                HELD DURING THE PAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
Hugh L. McColl                     Chief Executive Officer, NationsBank Corporation, a bank
Jr.*.............................  holding company. Prior thereto, Chairman and Chief
  NationsBank Corporate Center     Executive Officer, NCNB Corporation, a predecessor of
  Charlotte, NC 28255              NationsBank Corporation. Director of Jefferson-Pilot
                                   Corporation, Jefferson-Pilot Life Insurance Company,
                                   Ruddick Corporation and Sonoco Products Co. Director of
                                   CSX since February 1992.

James W.                           Chairman and Chief Executive Officer of The United
McGlothlin*......................  Company, a diversified energy company. Director of Basset
  P.O. Box 1280                    Furniture Industries, Inc. Director of CSX since November
  Bristol, VA 24203                1989.

Southwood J.                       Chairman and Chief Executive Officer of Dana Corporation,
Morcott*.........................  a manufacturer of automotive and truck parts and provider
  4500 Dorr Street                 of commercial credit. Previously, Chairman, President and
  Toledo, OH 43615                 Chief Executive Officer of Dana Corporation. Director of
                                   Johnson Controls, Inc. and Phelps Dodge Corporation.
                                   Director of CSX since July 1990.

Jesse R. Mohorovic...............  Vice President -- Executive Department, CSX, since
                                   February 1995. From April 1994 to February 1995, Vice
                                   President -- Corporate Communications, CSXT. Prior
                                   thereto, Vice President -- Corporate Communications,
                                   Sea-Land.

Richard E. Murphy................  Senior Vice President -- Corporate Marketing, Sea-Land,
                                   since June 1996. Prior thereto, Senior Vice
                                   President -- Atlantic AME Services, Sea-Land, from June
                                   1995 to June 1996; Vice President -- Pacific Services,
                                   Sea-Land, from 1993 to 1995, and Vice President -- Pacific
                                   Services, Sea-Land.

Gerald L. Nichols................  Executive Vice President and Chief Operating Officer,
                                   CSXT, since February 1995. Prior thereto, Senior Vice
                                   President -- Administration, CSXT.

Charles G. Raymond...............  Senior Vice President and Chief Transportation Officer,
                                   Sea-Land, since May 1995. Prior thereto, Senior Vice
                                   President -- Operations and Inland Transportation,
                                   Sea-Land.

Charles E.                         Chairman and Chief Executive Officer, Barnett Banks, Inc.,
Rice*............................  a bank holding company. Director of Sprin Corporation.
  50 North Laura Street            Director of CSX since April 1990.
  Jacksonville, FL 32202

William C.                         President and Chief Executive Officer, W.K. Kellogg
Richardson*......................  Foundation, a major philanthropic institution, since 1995.
  1 Michigan Avenue                Prior thereto, President, The Johns Hopkins University.
  Battle Creek, MI 49017           Director of The Kellogg Company, Mercantile Bankshares
                                   Corporation and Mercantile Safe Deposit & Trust Company.
                                   Director of CSX since December 1992.

James L. Ross....................  Vice President and Controller, CSX, since May 1996. Prior thereto, President -- Special Projects, CSX, from October
                                   1995 to May 1996, and Audit Partner, Ernst Young, LLP.

Frank S.                           Physician. Director of Columbia/HCA Healthcare
Royal*...........................  Corporation, Crestar Financial Corporation, Chesapeake
  1122 North 25th Street           Corporation and Dominion Resources, Inc. Director of CSX
  Richmond, VA 23223               since January 1994.

NAME AND CURRENT                     PRINCIPAL OCCUPATION OR EMPLOYMENT; MATERIAL POSITIONS
BUSINESS ADDRESS                                HELD DURING THE PAST FIVE YEARS
---------------------------------  ----------------------------------------------------------
John W. Snow*....................  Chairman of the Board, President and Chief Executive
                                   Officer, CSX, since February 1991. Director of Circuit
                                   City Stores, Inc., NationsBank Corporation, Bassett
                                   Furniture Industries, Inc., Textron, Inc. and USX
                                   Corporation. Director of CSX since April 1988.

Ronald T. Sorrow.................  Chairman, President and Chief Executive Officer, CSX
                                   Intermodal, Inc., since January 1997. Prior thereto,
                                   President and Chief Executive Officer, CSX Intermodal,
                                   Inc., from January 1996 to January 1997, and Vice
                                   President -- Sales and Marketing, CSX Intermodel, Inc.

William H. Sparrow...............  Vice President -- Financial Planning, CSX, since February
                                   1996. Vice President -- Capital Budgeting, CSX, from May
                                   1994 to February 1996. Prior thereto, Vice President and
                                   Treasurer, CSX.

Michael J. Ward..................  Executive Vice President, CSXT, since June 1996. Senior
                                   Vice President -- Finance, CSXT, from April 1995 to June
                                   1996. Prior thereto, General Manager -- C&O Business Unit, from 1994 to April 1995, and Vice President -- Coal, CSXT.

Gregory W. Weber.................  Vice President and Treasurer, CSX, since May 1996. Prior thereto, Vice President and Controller, CSX, and
                                   Treasurer, CSX, from May 1994 to May 1996.

     3. Directors and Executive Officers of NSC. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of NSC. Unless otherwise indicated, the current business address of each individual is Three Commercial Place, Norfolk, Virginia 23510. Unless otherwise indicated, each such individual is a citizen of the United States and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with NSC. Directors are indicated by an asterisk.

                                                    PRINCIPAL OCCUPATION OR
        NAME AND CURRENT                         EMPLOYMENT; MATERIAL POSITIONS
        BUSINESS ADDRESS                        HELD DURING THE PAST FIVE YEARS
David R. Goode*..................  Chairman, President and Chief Executive Officer, NSC,
                                   since September 1992. Prior thereto, President, NSC.
                                   Director of Caterpillar, Inc., since June 1993,
                                   Georgia-Pacific Corporation, since July 1992,
                                   Aeroquip-Vickers, Inc. (formerly TRINOVA Corporation),
                                   since January, 1993, and Texas Instruments Incorporated,
                                   since February 1996.
James C. Bishop, Jr..............  Executive Vice President -- Law, NSC, since March 1996.
                                   Prior thereto, Vice President -- Law, NSC.

R. Alan                            Executive Vice President -- Transportation Logistics, NSC,
Brogan...........................  and President, North American, since December 1992. Prior
  P.O. Box 988                     thereto, Vice President -- Quality Management, NSC.
  Fort Wayne, IN 46801-0988

L.I. Prillaman...................  Executive Vice President -- Marketing, NSC, since October
                                   1995. Prior thereto, Vice President -- Properties, NSC,
                                   from December 1992 to October 1995, and Vice President and
                                   Controller, NSC.

                                                    PRINCIPAL OCCUPATION OR
        NAME AND CURRENT                         EMPLOYMENT; MATERIAL POSITIONS
        BUSINESS ADDRESS                        HELD DURING THE PAST FIVE YEARS
Stephen C. Tobias................  Executive Vice President -- Operations, NSC, since July
                                   1994. Prior thereto, Senior Vice President -- Operations,
                                   NSC, from October 1993 to July 1994, Vice
                                   President -- Strategic Planning, NSC, from December 1992
                                   to October 1993, and Vice President -- Transportation,
                                   NSC.

Henry C. Wolf....................  Executive Vice President -- Finance, NSC, since June 1993.
                                   Prior thereto, Vice President -- Taxation, NSC.

John F.                            Senior Vice President -- Public Affairs, NSC, since August
Corcoran.........................  1997. Prior thereto, Vice President -- Public Affairs,
  1500 K Street, N.W.,             NSC.
  Suite 375
  Washington, DC 20005

Paul N. Austin...................  Vice President -- Personnel, NSC, since June 1994,
                                   Assistant Vice President -- Personnel, NSC from February
                                   1993 to June 1994. Prior thereto,
                                   Director -- Compensation, NSC.

David A. Cox.....................  Vice President -- Properties, NSC, since December 1995.
                                   Prior thereto, Assistant Vice President -- Industrial
                                   Development, NSC.

Thomas L. Finkbiner..............  Vice President -- Intermodal, NSC, since August 1993.
                                   Prior thereto, Senior Assistant Vice
                                   President -- International and Intermodal, NSC, from April to August 1993, and Assistant Vice
                                   President -- International and Intermodal, NSC.

Nancy S. Fleischman..............  Vice President, NSC, since August 1997. Prior thereto,
                                   Assistant Vice President -- Strategic Planning, NSC, from
                                   November 1993 to August 1997, and Senior General Attorney,
                                   NSC.

Robert C. Fort...................  Vice President -- Public Relations, NSC, since December
                                   1996. Prior thereto, Assistant Vice President -- Public
                                   Relations, NSC.

John W. Fox,                       Vice President -- Coal Marketing, NSC, since October 1995.
Jr...............................  Prior thereto, Assistant Vice President -- Coal Marketing,
  110 Franklin Rd., S.E.           NSC, from August 1993 to October 1995, and General Manager
  Roanoke, VA 24042                Eastern Region, NSC.

Thomas J. Golian.................  Vice President, NSC, since October 1995. Prior thereto,
                                   Executive Assistant to the Chairman, President and Chief
                                   Executive Officer, NSC, from April 1993 to October 1995,
                                   and Special Assistant to the President, NSC.

James L.                           Vice President -- Public Affairs, NSC, since March 1992.
Granum...........................
  1500 K Street, N.W.
  Suite 375
  Washington, DC 20005

James A. Hixon...................  Vice President -- Taxation, NSC, since June 1993. Prior thereto, Assistant Vice President -- Tax Counsel, NSC.

                                                    PRINCIPAL OCCUPATION OR
        NAME AND CURRENT                         EMPLOYMENT; MATERIAL POSITIONS
        BUSINESS ADDRESS                        HELD DURING THE PAST FIVE YEARS
Jon L. Manetta...................  Vice President -- Transportation & Mechanical, NSC, since
                                   December 1995. Prior thereto, Vice
                                   President -- Transportation, NSC, from June 1994 to
                                   December 1995, Assistant Vice President -- Transportation,
                                   NSC from October 1993 to June 1994, Assistant Vice
                                   President -- Strategic Planning, NSC, from January 1993 to
                                   October 1993, and Director Joint Facilities and Budget,
                                   NSC.

Harold C. Mauney, Jr.............  Vice President -- Public Affairs, NSC, since August 1997.
                                   Prior thereto, Vice President -- Operations Planning and
                                   Budget, NSC, from December 1996 to August 1997, and Vice
                                   President -- Quality Management, NSC.

Donald W.                          Vice President -- Research and Tests, NSC since December
Mayberry.........................  1995. Prior thereto, Vice President -- Mechanical, NSC.
  110 Franklin Rd., S.E.
  Roanoke, VA 24042

James W. McClellan...............  Vice President -- Strategic Planning, NSC since October
                                   1993. Prior thereto, Assistant Vice President -- Corporate
                                   Planning, NSC.

Kathryn B.                         Vice President -- Internal Audit, NSC since December 1992.
McQuade..........................  Prior thereto, Director -- Income Tax Administration, NSC.
  110 Franklin Rd., S.E.
  Roanoke, VA 24042

Charles W. Moorman...............  Vice President -- Information Technology, NSC since
                                   October 1993. Prior thereto, Vice President -- Employee
                                   Relations, NSC, from December 1992 to October 1993, and
                                   Vice President -- Personnel and Labor Relations, NSC.

Phillip R.                         Vice President -- Engineering, NSC, since December 1992.
Ogden............................  Prior thereto, Assistant Vice President -- Maintenance,
  99 Spring Street, S.W.           NSC. Director of Norfolk and Portsmouth Belt Line Railroad
  Atlanta, GA 30303                Company, since December 1993.

John P. Rathbone.................  Vice President and Controller, NSC, since December 1992.
                                   Prior thereto, Assistant Vice President -- Internal Audit,
                                   NSC.

William J. Romig.................  Vice President and Treasurer, NSC, since April 1992.

Donald W. Seale..................  Vice President -- Merchandise Marketing, NSC, since August
                                   1993. Prior thereto, Assistant Vice President -- Sales and
                                   Service, NSC, from May 1992 to August 1993, and
                                   Director -- Metals, Waste and Construction, NSC.

Robert S. Spenski................  Vice President -- Labor Relations, NSC, since June 1994.
                                   Prior thereto, Senior Assistant Vice President -- Labor
                                   Relations, NSC.

Rashe W. Stephens, Jr............  Vice President -- Quality Management, NSC, since December
                                   1996. Prior thereto, Assistant Vice President -- Public
                                   Affairs, NSC, from February 1993 to December 1996, and
                                   Director, Equal Employment Officer and Manpower Planning,
                                   NSC.

William C. Wooldridge............  Vice President -- Law, NSC, since March 1996. Prior thereto, General Counsel -- Corporate, NSC.

Dezora M. Martin.................  Corporate Secretary, NSC, since April 1995. Prior thereto,
                                   Assistant Corporate Secretary, NSC, from October 1993 to
                                   April 1995, and Assistant Corporate Secretary -- Planning,
                                   NSC.

                                                    PRINCIPAL OCCUPATION OR
        NAME AND CURRENT                         EMPLOYMENT; MATERIAL POSITIONS
        BUSINESS ADDRESS                        HELD DURING THE PAST FIVE YEARS
Gerald L.                          Partner, Hunton & Williams, since 1990. Director of
Baliles*.........................  Dibrell Brothers, Inc., from March 1992 to March 1995, and
  Hunton & Williams                Newport News Shipbuilding Inc. (since 1997). Director of
  951 E. Byrd St.                  NSC since 1990.
  Riverfront Plaza, East Tower
  Richmond, VA 23219-4074

Carroll A. Campbell,               President and Chief Executive Officer, American Council of
Jr.*.............................  Life Insurance, since January 1995. Prior thereto,
  American Council of              Governor of South Carolina, from January 1987 to January
  Life Insurance                   1995. Director of AVX Corporation, since July 1995, FLUOR
  1001 Pennsylvania Ave., N.W.     Corporation (since January 1995 and Wackenhut Corporation,
  Washington, DC 20004             since April 1997. Director of NSC, since July 1996.

Gene R.                            Executive Director, Association for Supervision and
Carter*..........................  Curriculum Development (since July 1992), Superintendent
  Association for Supervision      of Schools, Norfolk, Virginia (from July 1983 to June
    and Curriculum Development     1992). Director of NSC, since 1992.
  1250 N. Pitt Street
  Alexandria, VA 22314-1403

L.E.                               Chairman, The Lubrizol Corporation, from January 1996 to
Coleman*.........................  March 1996. Prior thereto, Chairman of the Board and Chief
  7 Trillium Lane, Eastman         Executive Officer, from April 1982 to December 1995.
  Grantham, NH 03753               Director of The Lubrizol Corporation, since 1982, and
                                   Harris Corporation, since January 1985. Director of NSC,
                                   since 1982.

T. Marshall Hahn,                  Honorary Chairman of the Board, Georgia-Pacific
Jr.*.............................  Corporation, since December 1993. Prior thereto, Chairman
  Georgia-Pacific Corporation      of the Board, NSC, from May 1993 to December 1993, and
  P.O. Box 105605                  Chairman of the Board and Chief Executive Officer, NSC,
  Atlanta, GA 30348-5605           from February 1985 to May 1993. Director of SunTrust
                                   Banks, Inc., from 1984 to April 1997, Trust Company Bank
                                   of Georgia from 1987 to April 1997, and Coca-Cola
                                   Enterprises, from 1987 to April 1997. Director of NSC,
                                   since 1985.

Landon                             Partner, Brown Brothers Harriman & Co., since January
Hilliard*........................  1979. Director of Owens-Corning Corporation, since April
  Brown Brothers Harriman & Co.    1989. Director of NSC, since 1992.
  59 Wall Street
  New York, NY 10005

E.B. Leisenring,                   Chairman, The Philadelphia Contributionship, since January
Jr.*.............................  1996. Prior thereto, Chairman, Penn Virginia Corporation,
  The Philadelphia                 from December [1933] to April 1992 and Chief Executive
Contributionship                   Officer, from January 1978 to December 1988. Director of
  One Tower Bridge, Suite 501      Penn Virginia Corporation, from September 1952 to October
  West Conshohocken, PA 19428      1992, Westmoreland Coal Company, from September 1952 to
                                   June 1996, Fidelity Bank, N.A. a wholly owned subsidiary
                                   of First Fidelity Bancorporation, from 1960 to January
                                   1994, PICO Products, Inc., since November 1994 and SKF USA
                                   Inc., a controlled subsidiary of Aktiebolaget SKF, a
                                   Swedish corporation, from January 1966 to March 1996.
                                   Director of NSC, since 1992.

Arnold B. McKinnon*..............  Chairman and Chief Executive Officer, NSC (from September
                                   1991 to August 1992). Prior thereto, Chairman, President
                                   and Chief Executive Officer, NSC, from March 1987 to
                                   September 1991. Director of NSC, since 1988.

                                                    PRINCIPAL OCCUPATION OR
        NAME AND CURRENT                         EMPLOYMENT; MATERIAL POSITIONS
        BUSINESS ADDRESS                        HELD DURING THE PAST FIVE YEARS
Jane Margaret                      President, St. Mary's College of Maryland, since July
O'Brien*.........................  1996. Prior thereto, President Hollins College, from July
  St. Mary's College of Maryland   1991 to June 1996. Director, Landmark Communications, Inc.
  St. Mary's City, MD 20686        (since 1994). Director of NSC, since 1994.

Harold W.                          Partner, The Beacon Group, since April 1993, and
Pote*............................  President, PBS Properties, Inc., since November 1990.
  The Beacon Group                 Director of Turecamo Maritime, Inc., from June 1990 to
  399 Park Avenue, 17th Floor      June 1996. Director of NSC, since 1988.
  New York, NY 10022

                                  SCHEDULE II

                        DIRECTORS AND EXECUTIVE OFFICERS
                                 OF THE COMPANY

     Directors and Executive Officers of the Company. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of the Company. Unless otherwise indicated, the current business address of each person is 1 Railroad Avenue, Cooperstown, New York 13326. Unless otherwise indicated, each such person is a citizen of the United States and has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Company. Directors are indicated by an asterisk.

                                                     PRINCIPAL OCCUPATION OR
        NAME AND CURRENT                          EMPLOYMENT; MATERIAL POSITIONS
        BUSINESS ADDRESS                         HELD DURING THE PAST FIVE YEARS
---------------------------------    --------------------------------------------------------
Walter G. Rich*..................    President & Chief Executive Officer, the Company and all
                                     wholly owned subsidiaries, since 1971. Director of
                                     Norwich Aero Products, Inc., New York State Business
                                     Development Corp., Security Mutual Life Insurance
                                     Company of New York, New York State Electric and Gas
                                     Company and The Toledo, Peoria and Western Railroad
                                     Corporation. Member, New York Public Transportation
                                     Safety Board (since 1993). Director of the Company since
                                     1968.
C. David Soule*..................    Executive Vice President and Chief Operating Officer,
                                     the Company and all wholly owned subsidiaries, since
                                     1983. Director of the Company since 1984.
Gordon R. Fuller*................    Executive Vice President, NYS&W, since 1996. Prior
                                     thereto, President, The Toledo, Peoria and Western
                                     Railroad Corporation, prior to 1996. Director of the
                                     Company since January 1996.
Paul Garber......................    Vice President -- Marketing & Sales, NYS&W, since 1990.
Richard J. Hensel................    Vice President -- Engineering, NYS&W, since 1987.
Albert B. Aftoora*...............    Vice President -- Corridor Development, CSXT, since
                                     1995. Prior thereto, Assistant Vice President and
                                     Treasurer, CSXT. Director of First American Railways,
                                     Inc. and The Toledo, Peoria and Western Railroad
                                     Corporation. Director of the Company since 1995.
William B. Blatter...............    Senior Vice President and Chief Financial Officer, the
                                     Company, since 1990. Prior thereto, Vice
                                     President -- Finance and Chief Financial Officer, the
                                     Company, beginning April 1988.
David Boyd.......................    Vice President -- Mechanical and Chief Mechanical
                                     Officer, the Company, since 1996. Prior thereto, Vice
                                     President -- Operations, TP&W.
Charles S. Brenner*..............    President, J.L. Schiffman & Co., Inc., since 1981. Prior
                                     thereto, Chairman of the Board, RWC Inc. Director of The
                                     Toledo, Peoria and Western Railroad Corporation.
                                     Director of the Company since 1993.

                                                     PRINCIPAL OCCUPATION OR
        NAME AND CURRENT                          EMPLOYMENT; MATERIAL POSITIONS
        BUSINESS ADDRESS                         HELD DURING THE PAST FIVE YEARS
---------------------------------    --------------------------------------------------------
David B. Common*.................    Vice President, JP Morgan & Co., Inc., since 1993. Prior
                                     thereto, Director -- Corporate Accounts, The
                                     Toronto-Dominion Bank. Director of the Company since
                                     1993.
Niles F. Curtis*.................    President and Owner, Cooperstown Agway, Cooperstown, New
                                     York, for over five years. Director of the Company since
                                     1971.
Nathan R. Fenno..................    Vice President -- Law, the Company, since September
                                     1991, and General Counsel and Secretary, the Company,
                                     since July 1988.
Everett A. Gilmour*..............    Chairman of the Board, The National Bank & Trust Co.,
                                     Norwich, NY, and NBT Bancorp, Inc. Director of New York
                                     State Electric & Gas, Inc., Preferred Mutual Insurance
                                     Co. and Norwich Aero Products Inc. Director of the
                                     Company since 1980.
Gerald D. Groff*.................    Senior Attending Physician, Department of Medicine, Mary
                                     Imogene Bassett Hospital, Cooperstown, New York, since
                                     1987, Assistant Professor of Clinical Medicine at
                                     Columbia Presbyterian Medical School, and Medical
                                     Director of the Community Health Plan of Bassett
                                     Hospital, Director of the Company since 1993.
Malcolm C. Hughes*...............    Attorney, Margaretville, New York. Director of the
                                     Company since 1970.
Robert A. Kurdock................    Vice President, NYS&W, since 1985. Prior thereto,
                                     employed by the Company, since September 1980.
Robert L. Marcalus*..............    Chairman, Marcal Paper Mills, Inc. for over five years.
                                     Director of the Company since 1980.            .
Harvey J. Polly*.................    President and Chief Executive Officer, H/R Industries,
                                     Inc., for over five years. President, Chief Executive
                                     Officer and Director, Banyan Hotel Investment Trust.
                                     Director of the Company since 1988.
William H. Matteson..............    Vice President-Administration, the Company, since
                                     January 1991. Prior thereto, employed by the Company,
                                     since October, 1987.
Richard T. Nasti*................    Senior Vice President and Chief Financial Officer of
                                     H.J. Kalikow & Co., LLC. Trustee of Iona College.
                                     Director of the Company since 1997.
Frank Quattrocchi................    Vice President & Treasurer, the Company, since April
                                     1993. Prior thereto, employed by NYS&W beginning June
                                     1983.
Joseph G. Senchyshyn.............    Vice President-Operations, NYS&W, since 1985.
Richard A. White*................    Retired Business Executive. Director of Northeast
                                     Treaters, Inc. Director of the Company since 1970.

                                  SCHEDULE III

                       NEW YORK BUSINESS CORPORATION LAW
                       CHAPTER 4 OF THE CONSOLIDATED LAWS

                            ARTICLE 6.  SHAREHOLDERS

sec.623.  PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES

     (a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting but before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

     (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

     (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

     (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

     (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof,

                                      III-1
at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

     (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

     (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by (1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

                                      III-2

     (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

          (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

          (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

          (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

          (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

          (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

          (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

          (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including

                                      III-3
     any who have withdrawn their notices of election as provided in paragraph
     (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

          (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificates for any such shares represented by certificates.

     (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

     (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

          (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

          (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

          (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

     (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

     (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

     (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations).

                                      III-4

                ARTICLE 9.  MERGER OR CONSOLIDATION; GUARANTEE;
                     DISPOSITION OF ASSETS; SHARE EXCHANGES

sec.910. RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE

     (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

          (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C). (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available: (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder. (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all of its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction. (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

          (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623.

                                      III-5

[SMITH BARNEY LETTERHEAD]

                                                                      Annex A

August 17, 1997

The Board of Directors
Delaware Otsego Corporation
1 Railroad Avenue
Cooperstown, NY  13326


Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Delaware Otsego Corporation ("DOC") of the consideration to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of August 17, 1997 (the "Merger Agreement"), by and among CSX Corporation ("CSX"), Norfolk Southern Corporation ("NSC"), Walter G. Rich ("Management Investor"), DOC Acquisition LLC, an entity to be jointly owned by CSX, NSC and the Management Investor ("DOC Acquisition" and, together with CSX, NSC and the Management Investor, "Buyer"), and DOC. As more fully described in the Merger Agreement, (i) DOC Acquisition will commence a tender offer to purchase all outstanding shares of the common stock, par value $0.125 per share, of DOC (the "DOC Common Stock"), other than shares of DOC Common Stock beneficially owned by the Buyer, at a purchase price of $22.00 per share, net to the seller in cash (the "Tender Offer") and (ii) subsequent to the Tender Offer, a subsidiary of DOC Acquisition will be merged with and into DOC (the "Merger" and, together with the Tender Offer, the "Transaction") and each outstanding share of DOC Common Stock not previously tendered will be converted into the right to receive $22.00 in cash.

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of DOC and certain senior officers and other representatives of Buyer concerning the business, operations and prospects of DOC. We examined certain publicly available business and financial information relating to DOC as well as certain financial forecasts and other information and data for DOC which were provided to or otherwise discussed with us by the management of DOC. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of DOC Common Stock; the historical and projected earnings and other operating data of DOC; and the capitalization and financial condition of DOC. We considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of DOC. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been

The Board of Directors
Delaware Otsego Corporation
August 17, 1997
Page 2

advised by the management of DOC that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of DOC as to the future financial performance of DOC. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DOC nor have we made any physical inspection of the properties or assets of DOC. In connection with our engagement, we were requested to approach, and held discussions with, third parties to solicit indications of interest in a possible acquisition of DOC. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Smith Barney has been engaged to render financial advisory services to DOC in connection with the proposed Transaction and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee upon the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of DOC, CSX and NSC for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Travelers Group Inc. and its affiliates) may maintain relationships with DOC, CSX, NSC and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of DOC in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to whether or not such stockholder should tender shares of DOC Common Stock in the Tender Offer or how such stockholder should vote on the proposed Merger. Our opinion may not be published or otherwise used or referred to, nor shall any public reference to Smith Barney be made, without our prior written consent; provided, that this opinion letter may be included in its entirety in the Solicitation/Recommendation Statement of DOC relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the cash consideration to be received in the Transaction by the holders of DOC Common Stock (other than Buyer and its affiliates) is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Smith Barney Inc.
---------------------
SMITH BARNEY INC.

     Facsimiles of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

           By Hand:                        By Mail:                 By Overnight Courier:

        Citibank, N.A.                  Citibank, N.A.                  Citibank, N.A.
    Corporate Trust Window            c/o Citicorp Data               c/o Citicorp Data
  111 Wall Street, 5th Floor          Distribution, Inc.              Distribution, Inc.
   New York, New York 10043             P.O. Box 7072                  404 Setle Drive
                                  Paramus, New Jersey 07653       Paramus, New Jersey 07652

                      Facsimile for Eligible Institutions:

                                 (201) 262-3240

                              To confirm fax only:

                                 (800) 422-2077

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                        [MacKenzie Partners, Inc. Logo]
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         CALL TOLL FREE: (800) 322-2885